Exhibit 10.59

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated as of January 23, 2009,

B E T W E E N:

VeriSign, Inc., a corporation incorporated under the laws of the State of Delaware (the “Acquiror”)

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Certicom Corp., a corporation continued under the laws of Canada (“Certicom” or the “Company”)

WHEREAS upon the terms and subject to the conditions of this Arrangement Agreement, the Parties hereto intend to propose the Arrangement;

WHEREAS Certicom wishes to support and facilitate the Arrangement on the terms and subject to the conditions set forth in this Arrangement Agreement and the Board has concluded that it is in the best interests of Certicom to consummate the Arrangement, on the terms and subject to the conditions set forth in this Arrangement Agreement, in which Certicom would become a wholly-owned subsidiary of the Acquiror, and the Board has unanimously approved this Arrangement Agreement and intends to recommend that the Arrangement Resolution be approved by the Certicom Shareholders, on the terms and subject to the conditions of this Arrangement Agreement;

WHEREAS the Acquiror and Certicom desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe various conditions to the Arrangement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Arrangement Agreement, unless the context otherwise requires:

“Acquiror” has the meaning ascribed thereto in the Preamble;

“Acquisition Proposal” means any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, material sale of assets (or any lease, license agreement, technology partnering arrangement or other arrangement having the same economic effect as a material sale of assets), any material sale of securities of Certicom or rights or interests therein or thereto, or similar transactions involving Certicom and/or its Subsidiaries, or a proposal or offer to do so, or any modification or proposed modification of any of the foregoing, excluding the Arrangement or any transaction to which the Acquiror or a Subsidiary of the Acquiror is a party;

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Ancillary Software IP” has the meaning given to it in Section 3.1(o);

“Arrangement” means the arrangement involving the Acquiror and the Company under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Arrangement Agreement resulting, inter alia, in the direct acquisition by the Acquiror of all of the outstanding Certicom Shares, all on such terms as are consistent with the provisions hereof, all as more particularly described in the Plan of Arrangement, subject to any amendments, revisions, updates or supplements thereto made in accordance with Section 2.10 or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means this arrangement agreement dated as of the date hereof between the Acquiror and Certicom, as it may be amended from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Certicom Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Exhibit A, and any amendments or variations thereto made in accordance with the provisions of this Arrangement Agreement or made at the direction of the Court in the Interim Order;

“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director in connection with the Arrangement after the Final Order is made in order for the Arrangement to become effective;

“Bankruptcy and Equity Exception” has the meaning given to it in Section 3.1(d);

“Baseline Financials” has the meaning given to it in Section 3.1(e);

“Benefit Agreements” has the meaning given to it in Section 3.1(f);

“Benefit Plans” has the meaning given to it in Section 3.1(j);

“Board” means the board of directors of Certicom;

“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada or New York, N.Y., United States of America;

“Cash Proceeds per Share” shall mean $2.10 cash, subject to adjustment in accordance with Section 2.6 of the Plan of Arrangement;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time;

“Certicom” or the “Company” means Certicom Corp., a corporation continued under the laws of Canada;

“Certicom Data Rooms” means the Certicom data rooms posted on the www. intralinks.com web site under the project name “Project Sentinel” and located at the offices of Blake, Cassels & Graydon LLP in Toronto, Ontario as in effect on January 22, 2009;

“Certicom IP” has the meaning given to it in Section 3.1(o);

“Certicom Licensed IP” has the meaning given to it in Section 3.1(o);

“Certicom Option” means any existing right or option to purchase Certicom Shares outstanding under the Certicom Stock Option Plans;

“Certicom Owned IP” has the meaning given to it in Section 3.1(o);

“Certicom Personnel” has the meaning given to it in Section 3.1(f);

“Certicom Shares” means the common shares in the capital of Certicom;

“Certicom Shareholders” means the holders of Certicom Shares (including both registered and beneficial holders);

“Certicom Stock Option Plans” means (a) the 1997 Stock Option Plan, as amended as of October 19, 2000 and September 20, 2007, of Certicom, (b) the March 25, 2000 U.S. Stock Option Plan, as amended as of September 20, 2007, of Certicom, and (c) the 2000 Directors’ Incentive Plan of Certicom, collectively;

“Charter Documents” means articles and by-laws and similar constating documents of a corporation;

“Closing Date” means the earlier of: (a) the date that is three Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date); (b) the date that is the day prior to the Outside Date, provided that the conditions set forth in Article 6 have been satisfied or, where permitted, waived (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date); and (c) such date as mutually agreed in writing by the Company and the Acquiror;

“Commonly Controlled Entity” has the meaning given to it in Section 3.1(j);

“Confidentiality Agreement” means the non-disclosure and standstill letter agreement dated December 10, 2008 between the Acquiror and Certicom providing the Acquiror access to confidential information of Certicom;

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, Guarantee, lease or other contract, commitment, agreement, instrument, arrangement, obligation, undertaking or license, whether oral or written (each, including all amendments thereto);

“CSA” means the Canadian Securities Administrators;

“CSA Documents” has the meaning given to it in Section 3.1(e);

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Customer Contract” means (a) any Contract with a customer of Certicom or any of its Subsidiaries who is currently active on maintenance or support or has been since May 1, 2007, (b) any Contract with a customer of Certicom or any of its Subsidiaries who has paid royalties since May 1, 2007, or under which Contract royalties are payable, to Certicom or any of its Subsidiaries, (c) any Contract pursuant to which Certicom or any of its Subsidiaries has explicitly licensed patent rights to any person, or (d) any Contract otherwise material to Certicom and its Subsidiaries on a consolidated basis;

“Depository” means Computershare Trust Company of Canada;

“Derivative Work” has the meaning given to it in Section 3.1(o);

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Disclosure Letter” has the meaning given to it in Section 3.1;

“Dissent Rights” means the rights of dissent in favour of Certicom Shareholders in respect of the Arrangement as contemplated in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate giving effect to the Arrangement issued by the Director pursuant to the CBCA;

“Effective Time” means the first moment in time in Toronto on the Effective Date;

“Environmental Claims” has the meaning given to it in Section 3.1(k);

“Environmental Law” has the meaning given to it in Section 3.1(k);

“Executive Retention Agreements” means, collectively, the retention agreements dated as of December 22, 2008 between Certicom and each of Hervé Séguin, Frank Cotter, Jim Alfred, Ross Bennett, William Lattin, David Lewis and Karna Gupta;

“Fairness Opinion” means an opinion of the financial advisor to the Board or an opinion of the financial advisor to the Special Committee of the Board, in each ease, as of the date of this Arrangement Agreement, that the Arrangement is fair, from a financial point of view, to the Certicom Shareholders (other than the Acquiror), in form and substance satisfactory to the Board;

“Filed CSA Document” has the meaning given to it in Section 3.1(e);

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of the Company and the Acquiror, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment shall be acceptable to the Acquiror and the Company, each acting reasonably) on appeal;

“Financial Indebtedness” means in relation to a person (the “debtor”), an obligation or liability (contingent or otherwise) of the debtor (a) for borrowed money (including overdrafts and including amounts in respect of principal, premium, interest or any other sum payable in respect of borrowed money) or for the deferred purchase price of property or services, (b) under any loan, stock, bond, note, debenture or other similar instrument or debt security, (c) under any acceptance credit, bankers’ acceptance, Guarantee, letter of credit or other similar facilities, (d) under any conditional sale, hire purchase or title retention agreement with respect to property, under any capitalized lease arrangement, under any sale and lease back arrangement or under any lease or any other agreement having the commercial effect of a borrowing of money or treated as a finance lease or capital lease in accordance with applicable accounting principles, (e) under any foreign exchange transaction, any interest or currency swap transaction, any fuel or commodity hedging transaction or any other kind of derivative transaction, (f) in respect of any counter-indemnity obligation in respect of a Guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, (g) in respect of preferred stock (namely capital stock of any class that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution, over the capital stock of any other class) or redeemable capital stock (namely any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed on a specified date or is redeemable at the option of the holder thereof at any time, or is convertible into or exchangeable for debt securities at any time), or (h) for any amount raised under any transaction similar in nature to those described in paragraphs (a) to (g) of this definition, or otherwise having the commercial effect of borrowing money, or (i) under a Guarantee, indemnity or similar obligation entered into by the debtor in respect of an obligation or liability of another person which would fall within paragraphs (a) to (h) of this definition if the references to the debtor referred to the other person; for greater certainty, Financial Indebtedness includes obligations and liabilities of another person which would fall within paragraphs (a) to (h) of this definition where such obligations or liabilities are secured by (or where such other person has a right to require that such obligations or liabilities be secured by) a security interest over any property of the debtor even though the debtor has not assumed or become liable for the payment of such obligations or liabilities or receivables sold, assigned, or discounted;

“GAAP” has the meaning given to it in Section 3.1(e);

“Government Contract” has the meaning given to it in Section 3.1(u);

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner (including the Commissioner of Competition appointed pursuant to the Competition Act (Canada)), tribunal (including the Competition Tribunal established under the Competition Tribunal Act (Canada)), board, bureau, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (d) stock exchange, automated quotation system, self regulatory authority or securities regulatory authority, including, without limitation, the TSX;

“Grant Date” has the meaning given to it in Section 3.1(c);

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing any Financial Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Financial Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Financial Indebtedness of the payment of such Financial Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Financial Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Intellectual Property” has the meaning given to it in Section 3.1(o);

“Interim Order” means the interim order of the Court to be made pursuant to the application therefor contemplated by Section 2.4 of this Arrangement Agreement, such order to be applied for substantially in the form of Exhibit B;

“IP Contributing Parties” has the meaning given to it in Section 3.1(o);

“Judgment” has the meaning given to it in Section 3.1(d);

“Law” or “Laws” means all international trade agreements, codes and conventions, laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Leased Real Property” has the meaning given to it in Section 3.1(n);

“Liens” means any pledges, claims, liens, charges, options, hypothecs, mortgages, security interests, restrictions, adverse rights or any other encumbrances of any kind or nature whatsoever;

“Litigation” means suit, claim, action, arbitration, investigation or judicial, administrative and regulatory proceeding;

“Mailing Deadline” has the meaning given to it in Section 2.7;

“Major Customer” has the meaning given to it in Section 3.1(h);

“Major Customer Contract” has the meaning given to it in Section 3.1(h);

“Major Supplier” has the meaning given to it in Section 3.1(h);

“Major Supplier Contract” has the meaning given to it in Section 3.1(h);

“Material Adverse Effect” means any fact, change, development, event, occurrence, action, omission or effect that, individually or in the aggregate, results in or is reasonably likely to result in (a) a material adverse effect on the business, assets, properties, financial condition or results of operations of Certicom and its Subsidiaries, taken as a whole or (b) that would prevent or materially impede or delay the completion of the Arrangement, other than any fact, change, development, event, occurrence, action, omission or effect relating to or arising in connection with (i) changes, developments, or events affecting the industry in general in which Certicom primarily operates, to the extent that they do not materially disproportionately affect Certicom and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which Certicom primarily operates, (ii) the economy in general, or financial or capital markets in general, in the United States or

Canada or elsewhere in the world, to the extent that they do not materially disproportionately affect Certicom and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which Certicom primarily operates, (iii) changes (after the date of this Arrangement Agreement) in Law or in generally accepted accounting principles or in accounting standards, (iv) the announcement or pendency of this Arrangement Agreement or the anticipated consummation of the Arrangement, or the completion of the transactions contemplated by this Arrangement Agreement including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners, (v) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Arrangement Agreement to the extent that they do not materially disproportionately affect Certicom and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which Certicom primarily operates, (vi) earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not materially disproportionately affect Certicom and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which Certicom primarily operates or (vii) any decline in the market price, or change in trading volume, of Certicom Shares or any failure to meet publicly announced revenue or earnings projections or internal projections (it being understood that, without limiting the applicability of the provisions contained in clauses (i) through (vi) above, the cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

“material fact” has the meaning ascribed thereto in the Securities Act;

“Meeting Deadline” has the meaning given to it in Section 2.2(4);

“Misrepresentation” has the meaning ascribed to “misrepresentation” in the Securities Act;

“Optionholders” means the holders of Certicom Options;

“Option Consideration” has the meaning given to it in Section 2.6;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable;

“Out-of-Money Option” has the meaning given to it in Section 2.16(2);

“Outside Date” means April 30, 2009 or such later date as may be agreed to in writing by the Parties;

“Parties” means Certicom and the Acquiror, and “Party” means either of them;

“Permit” means any certificate, permit, license, franchise, approval, concession, qualification, registration, certification or other authorization of and from any Governmental Entity;

“Permitted Liens” has the meaning given to it in Section 3.1(h);

“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement in the form and having the content of Exhibit C and any amendments, revisions, updates or supplements thereto made in accordance with the provisions hereof or thereof or made at the direction of the Court in the Final Order (with the consent of the Acquiror and Certicom, each acting reasonably);

“Pre-Acquisition Reorganization” has the meaning given to it in Section 5.2(e);

“Proxy Circular” means the notice of meeting and management information circular of the Company to be prepared and sent to Certicom Shareholders in connection with the Special Meeting, including the exhibits thereto;

“Registered Certicom IP” has the meaning given to it in Section 3.1(o);

“Response Period” has the meaning ascribed thereto in Section 7.2(1)(b);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial securities laws, rules and regulations thereunder;

“Shareholder Approval” means approval of the Arrangement Resolution by not less than two-thirds of the votes cast by Certicom Shareholders who are present in person or represented by proxy at the Special Meeting, in accordance with applicable Laws and the Interim Order;

“Shareholder Rights Plan” means the Shareholder Rights Plan Agreement adopted on September 22, 1997 and amended and restated on October 8, 2003 and ratified and reconfirmed as of September 21, 2006 between Certicom and Computershare Trust Company of Canada, as amended from time to time;

“Software” has the meaning given to it in Section 3.1(o);

“Special Committee” has the meaning given to it in Section 3.1(a);

“Special Meeting” means the special meeting of the Certicom Shareholders (including any adjournments or postponements thereof) to be called and held pursuant to the Interim Order to consider and, if thought fit, approve the Arrangement Resolution;

“Specified Contracts” has the meaning given to it in Section 3.1(h);

“Stock Option Agreements” has the meaning given to it in Section 3.1(c);

a “Subsidiary” of any person shall mean any other person (a) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;

“Superior Proposal” has the meaning ascribed thereto in Section 7.1(1);

“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

“tax return” has the meaning given to it in Section 3.1(m);

“taxes” has the meaning given to it in Section 3.1(m);

“taxing authority” has the meaning given to it in Section 3.1(m);

“Third Party Software” has the meaning given to it in Section 3.1(o);

“TO Bid” has the meaning given to it in Section 2.16(2);

“TSX” means Toronto Stock Exchange;

“Vendor Contract” means a Contract to which Certicom or any of its Subsidiaries is a party and pursuant to which Certicom or any of Subsidiaries contracts to purchase or acquire goods and services; and

“WTO Investor” has the meaning given to it at subsection 14.1(6) of the Investment Canada Act (Canada).

1.2	Interpretation Not Affected by Headings

The division of this Arrangement Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Arrangement Agreement. Unless the contrary intention appears, references in this Arrangement Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Arrangement Agreement.

1.3	Number and Gender

In this Arrangement Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Arrangement Agreement to sums of money are expressed in lawful money of the Canada and “$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Arrangement Agreement in respect of Certicom shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of Certicom required to be made shall be made in a manner consistent with GAAP consistently applied.

1.7	Knowledge

In this Arrangement Agreement, references to “the knowledge of Certicom” means the actual knowledge, in their capacity as officers of Certicom and not in their personal capacity, of Karna Gupta, David Lewis, Hervé Séguin, Frank Cotter, William Lattin and Ross Bennett, after due inquiry.

1.8	Exhibits

The following exhibits are annexed to this Arrangement Agreement and are incorporated by reference into this Arrangement Agreement and form a part hereof:

Exhibit A	-	Arrangement Resolution
Exhibit B	-	Interim Order
Exhibit C	-	Plan of Arrangement

ARTICLE 2

THE ARRANGEMENT AND RELATED MATTERS

2.1	The Arrangement

The Parties agree, on the terms and subject to the conditions of this Arrangement Agreement, to carry out the Arrangement in accordance with this Arrangement Agreement on the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the Parties in accordance with this Arrangement Agreement.

2.2	Implementation Steps by the Company

The Company covenants in favour of the Acquiror that the Company shall:

(1)	subject to compliance with Securities Laws, immediately upon the execution of this Arrangement Agreement or such later time prior to the opening of markets as is agreed to by the Parties, issue a press release announcing the entering into of this Arrangement Agreement, which press release will be satisfactory in form and substance to each of the Acquiror and the Company, acting reasonably. The Company will file such press release, together with a material change report in prescribed form, with applicable securities regulatory authorities in each province of Canada;

(2)	as soon as reasonably practicable after the execution and delivery of this Arrangement Agreement, and in any event no later than 10 Business Days from the date hereof (subject to Court availability), bring an application before the Court pursuant to section 192 of the CBCA for the Interim Order in a manner and form acceptable to the Acquiror, acting reasonably, providing for, inter alia, the calling and holding of the Special Meeting, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(3)	fix a record date for the purposes of determining the Certicom Shareholders entitled to receive notice of and vote at the Special Meeting in accordance with the Interim Order;

(4)	convene and hold the Special Meeting as soon as reasonably practicable with a targeted date on or before March 12, 2009 and in any event on or before March 25, 2009 (such latter date, the “Meeting Deadline”) in accordance with the Interim Order and applicable Laws for the purpose of having Certicom Shareholders consider the Arrangement Resolution and for any other proper purpose as may be set out in the Proxy Circular (as agreed to with the prior written consent of the Acquiror); provided that: (i) the Special Meeting shall be held regardless of whether the Board determines at any time that this Arrangement Agreement is no longer advisable or recommends that Certicom Shareholders reject the Arrangement Resolution; and (ii) the Arrangement Resolution shall be voted on before any other matter at the Special Meeting, unless otherwise previously agreed to in writing by the Acquiror or required by a Governmental Entity;

(5)	except to the extent required by a Governmental Entity or for quorum purposes (in the case of an adjournment), not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Special Meeting without the Acquiror’s prior written consent, and without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to Section 2.2(4) and this Section 2.2(5) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal;

(6)	include in the Proxy Circular the unanimous recommendation of the Board that Certicom Shareholders vote in favour of the Arrangement Resolution;

(7)	solicit from Certicom Shareholders proxies in favour of the approval of the Arrangement Resolution and, subject to Section 7.1, against any resolution submitted by any other Certicom Shareholder, including, if so requested by the Acquiror, using the services of dealers and proxy solicitation services, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Certicom Shareholders;

(8)	provide notice to the Acquiror of the Special Meeting and allow representatives of the Acquiror to attend and speak at the Special Meeting;

(9)	subject to obtaining all approvals as required by the Interim Order, bring an application as soon as reasonably practicable after the Special Meeting but in any event not later than three Business Days thereafter, before the Court pursuant to section 192 of the CBCA for the Final Order in a manner and form acceptable to the Acquiror, acting reasonably, and thereafter proceed with and diligently pursue obtaining the Final Order;

(10)	oppose any proposal from any party that the Final Order contain any provision inconsistent with this Arrangement Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Certicom is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the Acquiror;

(11)	subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article 6, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement pursuant to section 192 of the CBCA in a manner and form acceptable to the Acquiror, acting reasonably; and

(12)	(i) permit the Acquiror (and its outside counsel) to review and comment upon drafts of all material to be filed by the Company with the Court or any

Governmental Entity in connection with the Arrangement (including the Proxy Circular and any supplement or amendment contemplated by Section 2.7) prior to the service (if applicable) and/or filing of such materials, (ii) give the Acquiror and its counsel reasonable time to review and comment upon such materials and (iii) accept any reasonable comments of the Acquiror and its counsel. The Company shall also provide to the Acquiror’s outside counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Arrangement Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Acquiror making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Arrangement Agreement and the Plan of Arrangement;

(13)	instruct outside counsel acting for the Company to bring the applications referred to in Section 2.2(2) and Section 2.2(9) in cooperation with outside counsel to the Acquiror;

(14)	not (i) file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, or (ii) send to the Director, for endorsement and filing by the Director, the Articles of Arrangement, except in either case as contemplated hereby or with the Acquiror’s prior written consent, such consent not to be unreasonably withheld or delayed; and

(15)	effect all other necessary registrations, filing, applications and submissions of information required by a Governmental Entity from Certicom in connection with the Arrangement and, if necessary, participate and appear in any proceedings of either Party before or by any Governmental Entity.

2.3	Implementation Steps by the Acquiror

The Acquiror covenants in favour of the Company that it shall:

(1)	cooperate with the Company in connection with seeking the Interim Order and the Final Order, including ensuring that its representatives attend the hearings in respect of the Interim Order and the Final Order;

(2)	cooperate with the Company in connection with the Special Meeting, including ensuring that its representatives attend the Special Meeting; and

(3)	effect all necessary registrations, filing, applications and submissions of information required by a Governmental Entity from the Acquiror in connection with the Arrangement and, if necessary, participate and appear in any proceedings of either Party before or by any Governmental Entity.

2.4	Interim Order

The notice of motion for the application for the Interim Order referred to in Section 2.2(2) shall request that the Interim Order provide:

(1)	for confirmation of the record date for the Special Meeting referred to in Section 2.2(3);

(2)	for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;

(3)	that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by Certicom Shareholders present in person or represented by proxy at the Special Meeting;

(4)	that, in all other respects, the terms, restrictions and conditions of the Charter Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Special Meeting;

(5)	for the grant of the Dissent Rights;

(6)	for the notice requirements with respect to the making of the application to the Court for the Final Order;

(7)	for such other matters as the Acquiror may reasonably require subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed; and

(8)	that the Special Meeting may be adjourned or postponed from time to time by the Company in accordance with this Arrangement Agreement without the need for additional approval by the Court.

In the event that the Court does not issue the Interim Order as set forth herein, the Acquiror will agree to effect the transactions contemplated herein by way of a take-over bid and to enter into a support agreement with Certicom in support thereof, having the same terms, to the extent applicable, as this Arrangement Agreement.

2.5	Articles of Arrangement

The Articles of Arrangement shall, upon the endorsement of a certificate thereon by the Director in accordance with the CBCA, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. The Articles of Arrangement shall be in form satisfactory to the Acquiror, acting reasonably.

2.6	Cash Proceeds per Share and Option Consideration

Commencing at the Effective Time, pursuant to the Plan of Arrangement, and subject to the terms and conditions of this Arrangement Agreement and the Plan of Arrangement:

(a)	each Certicom Share in respect of which Dissent Rights have been validly exercised before the Effective Time shall be transferred and deemed to be transferred by the registered holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Acquiror in consideration for a debt claim against the Acquiror in an amount determined and payable in accordance with Article 3 of the Plan of Arrangement, and the name of such holder will be removed from the register of holders of Certicom Shares (in respect of the Certicom Shares for which Dissent Rights have been validly exercised before the Effective Time), and the Acquiror shall be recorded as the registered holder of Certicom Shares so transferred and shall be deemed to be the legal and beneficial owner of such Certicom Shares free and clear of any Liens;

(b)	all of the Certicom Options granted and outstanding and exercisable to acquire Certicom Shares immediately prior to the Effective Time shall, without any further action on behalf of any Optionholder and without any payment except as provided in the Plan of Arrangement, be disposed of and surrendered by the holders thereof to Certicom without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Certicom Shares underlying such Certicom Options held by such holder and the Cash Proceeds per Share over (ii) the aggregate exercise price payable under such Certicom Options by the holder to acquire the Certicom Shares underlying such Certicom Options (the “Option Consideration”). All Certicom Options issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled; and

(c)	each holder of Certicom Shares (other than holders who have properly exercised Dissent Rights) shall be entitled to receive the Cash Proceeds per Share for each Certicom Share held.

2.7	Proxy Circular

As promptly as practicable after the execution and delivery of this Arrangement Agreement, the Company, in consultation with the Acquiror, will prepare and complete the Proxy Circular together with any other documents required by the CBCA or other applicable Laws in connection with the Arrangement and the Special Meeting. The Proxy Circular and such other documents, together with any amendments thereto, shall be in form and substance satisfactory to the Acquiror (and the Acquiror’s outside counsel) acting reasonably. The

Company will file the Proxy Circular and any other documentation required to be filed under the Interim Order and applicable Laws in all jurisdictions where the Proxy Circular is required to be filed by the Company and mail or cause to be mailed the Proxy Circular and any other documentation required to be mailed under the Interim Order and applicable Laws to Certicom Shareholders, Optionholders, the directors of the Company, the auditors of the Company and any other required persons with a targeted date of February 12, 2009, and in any event on or before February 18, 2009 (the “Mailing Deadline”), all in accordance with the terms of the Interim Order and applicable Laws. The Acquiror will provide such assistance as the Company may reasonably request in such regard. In a timely and expeditious manner, the Company shall prepare (in consultation with the Acquiror) and file amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to the Acquiror and its outside counsel, acting reasonably) required by applicable Laws or as otherwise agreed between the Company and the Acquiror with respect to the Special Meeting and mail or otherwise disseminate such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, to such persons and in all jurisdictions where such amendments or supplements are required to be mailed or disseminated, complying in all material respects with all applicable Laws on the date of the mailing or dissemination thereof.

2.8	Preparation of Filings, etc.

(1)	The Company shall (with the Acquiror and its outside counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 of the CSA in relation to the Special Meeting and, without limiting the generality of the foregoing, shall, in consultation with the Acquiror, use all reasonable efforts to benefit from the accelerated timing contemplated by such instrument.

(2)	Each of the Acquiror and the Company shall proceed diligently, in a coordinated fashion and use its commercially reasonable efforts to cooperate in:

(a)	the preparation of the Proxy Circular as described in Section 2.7;

(b)	the preparation and filing of any exemption or other applications or orders and any other documents required by any of them to discharge their respective obligations under applicable Laws in connection with the Arrangement; and

(c)	the taking of all such action as may be required under any applicable Securities Laws or the CBCA in connection with the Arrangement and the Plan of Arrangement.

(3)	Each of the Acquiror and the Company shall furnish to the other of them, on a timely basis, all information as may be reasonably required to effect the actions contemplated by Section 2.8(1) and Section 2.8(2), and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation. Each of the Parties hereto will ensure that the information relating to it and its Subsidiaries, which is provided in the Proxy Circular, will not contain any Misrepresentation.

(4)	Each of the Acquiror and the Company shall promptly notify the other of them if, at any time before the Effective Time, it becomes aware that the Proxy Circular or an application for the Interim Order, the Final Order or any other filing under corporate Laws or Securities Laws contains a Misrepresentation or otherwise requires an amendment or supplement to the Proxy Circular or such application. In any such event, each of the parties hereto will co-operate in the preparation of a supplement or amendment to the Proxy Circular, press release, newspaper advertisement or such other document, as the case may be, that corrects that Misrepresentation or effects such amendment or supplement, as the case may be, and the Company will cause the same to be distributed or disseminated to the Certicom Shareholders, Optionholders, the directors of the Company, the auditors of the Company and any other required persons and filed as required under applicable Laws and in accordance with the terms of the Interim Order.

(5)	The Company shall ensure that the Proxy Circular complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that the Proxy Circular does not contain a Misrepresentation (other than with respect to any information provided in writing by the Acquiror or its outside counsel for the purpose of inclusion in the Proxy Circular). Without limiting the generality of the foregoing, the Company shall ensure that the Proxy Circular provides Certicom Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Special Meeting and include in the Proxy Circular a statement that the Board has determined that the Arrangement is in the best interests of the Company and that the Board unanimously recommends that Shareholders vote in favour of the Arrangement Resolution (as contemplated by Section 2.2(6)).

2.9	Dissenting Shareholders

The Plan of Arrangement shall provide that registered Certicom Shareholders may exercise Dissent Rights with respect to their Certicom Shares in connection with the Arrangement pursuant to and in the manner set forth in the Interim Order and the Plan of Arrangement. The Company shall give the Acquiror; (a) prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company; and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Acquiror shall have given its written consent to such payment or settlement offer, such consent not to be unreasonably withheld or delayed.

2.10	Amendment

Without limiting the provisions of the Plan of Arrangement, the Plan of Arrangement may, at any time and from time to time before and after the holding of the Special Meeting, but not later than the Effective Time, be amended, updated, revised or supplemented by mutual written agreement of the Parties hereto. Notwithstanding the foregoing, no amendment, revision, update or supplement shall be made to the Plan of Arrangement that (i) would require the Company to obtain any regulatory approval or the approval of Certicom Shareholders in respect of such amendment, revision, update or supplement other than at the Special Meeting, (ii) would prejudice in any material respect the Company’s securityholders or would result in the withdrawal or material modification of the Fairness Opinion, (iii) would impede or materially delay the consummation of the transactions contemplated by the Plan of Arrangement, or (iv) would require the Company to take any action in contravention of any applicable Law, the Charter Documents of the Company or any material provision of any material agreement to which it is a party.

2.11	List of Shareholders

At the reasonable request of the Acquiror from time to time, the Company shall provide the Acquiror with a list (in both written and electronic form) of the registered Certicom Shareholders, together with their addresses and respective holdings of Certicom Shares, with a list of the names and addresses and holdings of all persons having rights issued by the Company to acquire Certicom Shares (including Optionholders) and a list of non-objecting beneficial owners of Certicom Shares, together with their addresses and respective holdings of Certicom Shares. The Company shall from time to time require that its registrar and transfer agent furnish the Acquiror with such additional information, including updated or additional lists of Certicom Shareholders and lists of holdings and other assistance as the Acquiror may reasonably request.

2.12	Shareholder Communications

Certicom and the Acquiror agree to co-operate in the preparation of presentations, if any, to investors regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to this Arrangement Agreement or the Arrangement without the consent of the other Party and Certicom shall not make any filing with any Governmental Entity or with the TSX with respect thereto without the consent of the Acquiror and the Acquiror shall not make any filing with any Governmental Entity or with the TSX without advising Certicom prior thereto; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.13	Withholding

Notwithstanding anything in this Arrangement Agreement or the Plan of Arrangement to the contrary, the Company, the Depository, the Acquiror or one or more Subsidiaries of the Acquiror, as the case may be, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Arrangement Agreement or the Plan of Arrangement to any Certicom Shareholder or Optionholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Tax Act, the United States Internal

Revenue Code of 1986, or any provision of local, state, provincial or foreign tax Law, in each case, as amended, or the administrative practice of the relevant Governmental Entity administering such Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Arrangement Agreement and the Plan of Arrangement as having been paid to the former holder of the Certicom Shares or Certicom Options, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority within the time required and in accordance with applicable Laws.

2.14	Closing

On the Closing Date, the Articles of Arrangement shall be filed with the Director. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the CBCA. The closing will take place at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Commerce Court West, 23rd Floor, Toronto, Ontario M5L 1A9 at 9:00 a.m. (Toronto time) on the Closing Date.

2.15	Timing Adjustment

(1) In the event that prior to the mailing of the Proxy Circular an Acquisition Proposal is made or announced in respect of which the Board has delivered a notice pursuant to and in compliance with Section 7.2(1)(c) to the effect that they have determined such Acquisition Proposal to be a Superior Proposal, then each of the Mailing Deadline and the Meeting Deadline shall each be extended by six Business Days.

(2) In the event that prior to the mailing of the Proxy Circular an Acquisition Proposal is made or announced in respect of which the Board has executed a non-disclosure and standstill agreement pursuant to and in compliance with Section 7.1(4), then the Mailing Deadline and the Meeting Deadline shall each be extended by ten calendar days.

2.16	Alternative Transaction Structure.

(1)	At the request of the Acquiror, the Company shall use commercially reasonable efforts to assist the Acquiror to successfully implement and complete any alternative transaction structure that would result in the Acquiror acquiring, directly or indirectly, all of the Certicom Shares (including, for greater certainty, an Acquisition Proposal) so long as such an alternative transaction (a) would provide Certicom Shareholders and Optionholders with a financial result equivalent to or better than, on an after-tax basis, the Arrangement and the Company and/or the Board shall, if considered necessary or desirable, have received a fairness opinion with respect thereto from TD Securities Inc. or another financial advisor, (b) would not prejudice the Company’s securityholders, (c) would not impede or materially delay the consummation of the Arrangement, (d) is otherwise on terms and conditions no more onerous than the Arrangement and this Arrangement Agreement, (e) would not require the Company to obtain any regulatory approval and (f) would not require the Company to take any action in contravention of any applicable Law, the Charter Documents or any material provision of any material agreement to which it is a party.

(2)	In the event that following application made in accordance with the terms of this Arrangement Agreement, the Court declines to grant the Interim Order substantially in the form of Schedule B, upon request of the Company, the Acquiror shall make an offer to acquire all of the outstanding Certicom Shares by way of a take-over bid undertaken in accordance with Securities Laws (the “TO Bid”), and the Parties shall, subject to Section 2.16(3), not be obliged to undertake the Arrangement. If the Acquiror is required by the Company to undertake the TO Bid, the Company shall make commercially reasonable efforts to obtain from all the directors and officers of the Company lock-up agreements containing customary provisions in favour of the Acquiror including, without limitation, agreements by such directors and officers to (i) cancel each Certicom Option held by the applicable director or officer the exercise price of which Certicom Option is less than or equal to the Cash Proceeds Per Share (such Certicom Option, an “Out-of-Money Option”) and (ii) exercise each Certicom Option (other than Out-of-Money Options) held by the applicable director or officer and deposit the Certicom Shares issued upon such exercise, together with any other Certicom Shares held by such director or officer, to the TO Bid, each such lock-up agreement to be terminable at the option of the director and officer, as applicable, in the event of termination of the agreement between the Parties referred to in Section 2.16(3).

(3)	In the event that the transaction structure is modified in accordance with Section 2.16(1) or (2), the relevant provisions of this Arrangement Agreement shall be modified as necessary in order that they shall apply with full force and effect, mutatis mutandis, but with the adjustments necessary to reflect the revised transaction structure, and the Parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications and adjustments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Certicom

Except as set forth in the letter (with specific reference to the Section of this Arrangement Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Arrangement Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of this Arrangement Agreement) delivered by Certicom to the Acquiror prior to the execution of this Arrangement Agreement (the “Disclosure Letter”) or except as contemplated by this Arrangement Agreement, Certicom represents and warrants to the Acquiror as follows:

(a)	Organization, Standing and Corporate Power. Except as set forth in Section 3.1(a) of the Disclosure Letter, each of Certicom and its Subsidiaries, (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate or company power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary or desirable, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. Certicom has made available to the Acquiror complete and correct copies of Certicom’s Charter Documents and the Charter Documents of each of its Subsidiaries, in each case as amended to the date of this Arrangement Agreement. Certicom has made available to the Acquiror complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders, the Board and each committee of the Board and each of its Subsidiaries held since January 1, 2005, excluding any minutes of the Special Committee of the Board formed on December 3, 2008 (the “Special Committee”).

(b)	Subsidiaries. Section 3.1(b) of the Disclosure Letter sets forth a complete and correct list of each Subsidiary of Certicom, its place and form of organization. All the outstanding shares in the capital of, or other equity or voting interests in, each such Subsidiary are owned, directly or indirectly, by Certicom free and clear of any Liens, except for Liens for taxes not yet due and payable that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded and transfer restrictions imposed by applicable Securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the shares in the capital of, or other equity or voting interests in, its Subsidiaries, Certicom does not own, directly or indirectly, any shares in the capital of, or other equity or voting interests in, any person. Each Subsidiary of Certicom set forth in Section 3.1(a) of the Disclosure Letter is dormant and has no assets or liabilities.

(c)	Capital Structure.

(i)

The authorized share capital of Certicom consists of an unlimited number of Certicom Shares and an unlimited number of preference shares. As of January 21, 2009, there were 43,728,790 Certicom Shares and no preference shares issued and outstanding. In addition, as of January 21, 2009, there were Certicom Options to acquire 7,461,182 Certicom Shares outstanding under the Certicom Stock Option Plans. As of the date hereof, other than the Certicom Shares, there are outstanding no other shares of any class or series in the capital of Certicom. Other than the Certicom Stock Option Plans, there are no plans or other Contracts providing for the grant of options exercisable for or into Certicom Shares by Certicom or any of its Subsidiaries. No Certicom Shares are owned by any Subsidiary of Certicom. Section 3.1(c)(i) of the Disclosure Letter sets out a complete and correct list of all outstanding Certicom Options, the number of Certicom Shares subject to such Certicom Options, the grant date, exercise price, vesting schedule and expiration date of each such Certicom Option and the name of the holder thereof and an indication of whether or not each such holder is a current employee of Certicom or any of its Subsidiaries.

(ii)	Except as set forth in Section 3.1(c)(i) and in Section 3.1(c)(ii) of the Disclosure Letter, as of the date of this Arrangement Agreement, no shares in the capital of, or other equity or voting interests in, Certicom, or options, warrants, share units, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities, or other rights that are linked to the value of the Certicom Shares or the value of Certicom or any part thereof, were issued, reserved for issuance or outstanding.

(iii)

All outstanding Certicom Shares are, and all Certicom Shares that may be issued pursuant to the Certicom Stock Option Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to pre-emptive rights. There are no (A) bonds, debentures, notes or other indebtedness of Certicom or any of its Subsidiaries and (B) except as set forth in Section 3.1(c)(i) and pursuant to the Certicom Stock Option Plans and the Shareholder Rights Plan, there are no securities or other instruments or obligations of Certicom or any of its Subsidiaries, in each case, the value of which is based upon or derived from any shares in the capital of, or other equity or voting interests in, Certicom or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Certicom or any of its Subsidiaries may vote. Except as set forth in Section 3.1(c)(i), there are no securities, options, warrants, calls, rights or Contracts of any kind to which Certicom or any of its Subsidiaries is a party, or by which Certicom or any of its

Subsidiaries is bound, obligating Certicom or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the capital of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares in the capital of, or other equity or voting interests in, Certicom or any of its Subsidiaries or obligating Certicom or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Certicom Options, (1) each grant of a Certicom Option was duly authorized no later than the date on which the grant of such Certicom Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (2) each such grant was made in accordance with the Certicom Stock Option Plans and all applicable Laws and regulatory rules or requirements, including the rules of the TSX, (3) the per share exercise price of each Certicom Option was not less than the fair market value of a Certicom Share on the applicable Grant Date and (4) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Certicom and disclosed in accordance with applicable Securities Laws. There are no outstanding contractual or other obligations of Certicom or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares in the capital of, or other equity or voting interests in, Certicom or any of its Subsidiaries or (II) vote or dispose of any shares in the capital of, or other equity or voting interests in, Certicom or any of its Subsidiaries. Certicom is not a party to any voting agreements with respect to any shares in the capital of or other equity or voting interests in Certicom or any of its Subsidiaries and, to the knowledge of Certicom, as of the date of this Arrangement Agreement, other than any support agreements executed and delivered contemporaneously with this Arrangement Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, or other equity or voting interests in, Certicom or any of its Subsidiaries.

(iv)	All outstanding Certicom Options are evidenced by individual written certificates and or agreements, substantially identical to the forms set forth in Section 3.1(c)(iv) of the Disclosure Letter. No stock option agreement contains terms that are materially inconsistent with, or, except as set forth in Section 3.1(c)(iv) of the Disclosure Letter, in addition to, the terms contained in the Certicom Stock Option Plans.

(v)	Section 3.1(c)(v) of the Disclosure Letter sets forth (i) the name of each Optionholder of unvested Certicom Options that will be entitled to any acceleration of the vesting of such unvested Certicom Options as a result of the transactions contemplated by this Arrangement Agreement, (ii) with respect to each such Optionholder, the number of Certicom Shares subject to such unvested Certicom Options that will be subject to such acceleration and (iii) with respect to each such Optionholder, the Contracts pursuant to which such Optionholder is entitled to such acceleration, if any.

(vi)	Section 3.1(c)(vi) of the Disclosure Letter sets forth, as of the date hereof, all outstanding Financial Indebtedness of Certicom and its Subsidiaries. All the outstanding Financial Indebtedness of Certicom or any of its Subsidiaries is prepayable without prepayment penalty or premium, and no Financial Indebtedness of Certicom or any of its Subsidiaries contains any restriction upon the incurrence of Financial Indebtedness by Certicom or any of its Subsidiaries or restricts the ability of Certicom or any of its Subsidiaries to grant any Liens on its properties or assets.

(vii)	There are no outstanding Guarantees (or any similar instruments or Contracts) of Financial Indebtedness by Certicom or any of its Subsidiaries.

(d)

Authority; Noncontravention. Certicom has the requisite corporate power and authority to execute and deliver this Arrangement Agreement, to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement, subject, in the case of completion of the Arrangement, to obtaining Shareholder Approval, and to comply with the provisions of this Arrangement Agreement. The execution and delivery of this Arrangement Agreement by Certicom, the completion of the Arrangement and the other transactions contemplated by this Arrangement Agreement and the compliance by Certicom with the provisions of this Arrangement Agreement have been duly authorized by all necessary corporate action on the part of Certicom, and no other corporate proceedings on the part of Certicom are necessary to authorize this Arrangement Agreement, to comply with the terms of this Arrangement Agreement or to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement, subject, in the case of completion of the Arrangement, to obtaining Shareholder Approval. This Arrangement Agreement has been duly executed and delivered by Certicom and, assuming the due execution and delivery of this Arrangement Agreement by the Acquiror, constitutes a valid and binding obligation of Certicom, enforceable against Certicom in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). The Special Committee has duly and unanimously (i) concluded that it is in the best interests of Certicom to enter into this Arrangement Agreement and complete the Arrangement and the other transactions contemplated by this Arrangement Agreement on the terms and subject to the conditions set forth in this Arrangement Agreement, (ii) concluded that the Arrangement is fair to the Certicom Shareholders, and (iii) recommended to the Board that the Board approve and declare advisable this Arrangement Agreement, the Arrangement and the other transactions contemplated by this Arrangement Agreement and recommend the Arrangement to Certicom Shareholders. The Board, at a meeting duly called and held at which all of the directors of Certicom were present, duly and unanimously adopted (i) resolutions approving this Arrangement Agreement, the Arrangement and the other transactions contemplated by this Arrangement Agreement, (ii) resolutions declaring that it is in the best interests of Certicom for Certicom to enter into this Arrangement Agreement and complete the Arrangement and the other transactions contemplated by this Arrangement Agreement on the terms and subject to the conditions set forth in this Arrangement Agreement and to file and deliver to Certicom Shareholders and Optionholders the Proxy Circular recommending the Arrangement, (iii) a statement that each director of Certicom who is a Certicom Shareholder intends to vote in favour of the Arrangement Resolution, and (iv) a recommendation that the Certicom Shareholders vote in favour of the Arrangement Resolution, which resolutions, in each case, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Arrangement Agreement, the completion of the Arrangement and the other transactions contemplated by this Arrangement Agreement and compliance by Certicom with the provisions of this Arrangement Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or require any consent or other action by any person under, or result in the creation of any Lien in or upon any of the properties or assets of Certicom or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of Certicom or any of its Subsidiaries to require Certicom or any of its Subsidiaries to acquire such security), any provision of (A) the Charter Documents of Certicom or similar organizational documents of any of its Subsidiaries, (B) any material Contract or Permit to which Certicom or any of its Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which Certicom or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Laws or (2) federal, provincial or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to Certicom or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, terminations, cancellations, accelerations, consents, losses, Liens, rights or entitlements that, individually or in the aggregate, have not had and would not reasonably be likely to (x) result in a Material Adverse Effect (or affect the Acquiror in a material and adverse manner), (y) prevent, materially impede or materially delay the consummation by Certicom of the Arrangement or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of Certicom to perform its obligations under this Arrangement Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity, is required by Certicom or any of its Subsidiaries in connection with the execution and delivery of this Arrangement Agreement by Certicom, the completion of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement or the compliance by Certicom with the provisions of this Arrangement Agreement, except for (I) the Shareholder Approval, Interim Order and Final Order, (II) the consents, approvals, orders, authorizations, registrations, declarations, filings and notices set forth in Section 3.1(d)(A) of the Disclosure Letter, (III) the filing with the CSA of this Arrangement Agreement, a material change report, the Proxy Circular and such other documents and reports under the Securities Laws and the rules and regulations promulgated thereunder, as may be required in connection with this Arrangement Agreement and the transactions contemplated by this Arrangement Agreement, (IV) any filings with the Director under the CBCA, (V) any filings required under the rules of the TSX and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not be reasonably likely to (x) result in a Material Adverse Effect, (y) prevent, materially impede or materially delay the completion by Certicom of the Arrangement or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of Certicom to perform its obligations under this Arrangement Agreement. Following the consummation of the Arrangement in accordance with its terms, the Acquiror will not have any obligation to make any payment to any person with respect to the purchase of any Certicom Shares or any Certicom Options, except as contemplated in the Plan of Arrangement.

(e)	CSA Documents.

(i)	Certicom is a “reporting issuer” under Securities Laws and is not in default of any material requirements under Securities Laws. No delisting, suspension of trading or cease trading order with respect to the Certicom Shares is pending or, to the knowledge of Certicom, threatened. To the knowledge of Certicom, no inquiry, review or investigation (formal or informal) of any securities regulatory authority under applicable Securities Laws or the TSX is in effect or ongoing or expected to be implemented or undertaken.

(ii)

Certicom has made available to the Acquiror, or the System for Electronic Data, Analysis and Retrieval (SEDAR) database contains in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the CSA by Certicom since May 1, 2007 (together with all exhibits and schedules thereto and documents and other information incorporated therein by reference, the “CSA Documents”). Certicom has filed with or furnished to the CSA each report, schedule, form, statement or other document or filing required by Law to be filed or furnished since May 1, 2007. No Subsidiary of Certicom is required to file or furnish any material report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the CSA. As of their respective dates, each of the CSA Documents complied as to form in all material respects with the requirements of Securities Laws applicable to such CSA Document, and none of the CSA Documents at the time it was filed or furnished contained any Misrepresentation. Except to the extent that information contained in any CSA Document filed or furnished and publicly available prior to the date of this Arrangement Agreement (a “Filed CSA Document”) has been revised or superseded by a later filed or furnished Filed CSA Document, none of the CSA Documents contains any Misrepresentation. Certicom has not received any comment letter from the CSA relating to the CSA Documents. As of the date of this Arrangement Agreement, to the knowledge of Certicom, none of the CSA Documents is the subject of any ongoing review by the CSA. The comparative financial statements (including the related notes) of Certicom included in the CSA Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the rules of the CSA with respect thereto, have been prepared in accordance with generally accepted accounting principles in effect from time to time in Canada (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Certicom and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments and provided that such unaudited interim financial statements may omit notes that are not required in the unaudited financial statements). Except (A) as set forth in the most recent balance sheet (including the notes thereto) included in the Filed CSA Documents (the “Baseline Financials”), (B) for liabilities incurred after the date of the Baseline Financials in the ordinary course of business consistent with past practice and similar in character and amount to the liabilities and obligations set forth in the Baseline Financials, and (C) liabilities in respect of fees and expenses incurred by Certicom in connection with the Arrangement and the other transactions contemplated by this Arrangement Agreement, Certicom and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). Certicom has not filed any confidential material change report or similar disclosure document with any securities regulatory authority or stock exchange that remains confidential as of the date of this Arrangement Agreement.

(iii)	The chief executive officer of Certicom and the chief financial officer of Certicom each has made all certifications required by National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, as applicable, with respect to the CSA Documents, and the statements contained in such certifications were accurate as of the date they were made.

(iv)	Neither Certicom nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Certicom and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Certicom or any of its Subsidiaries in Certicom’s or any of its Subsidiaries published financial statements or other CSA Documents.

(f)	Absence of Certain Changes or Events.

(i)	Since April 30, 2008 to the date of this Arrangement Agreement, Certicom and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and, except as disclosed in Section 3.1(f)(i) of the Disclosure Letter, there has not been (A) any Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any shares in the capital of, or equity or other voting interests in, Certicom or any of its Subsidiaries, except for dividends by a direct or indirect wholly-owned Subsidiary of Certicom to its parent, (C) any split, combination or reclassification of any shares in the capital of, or equity or other voting interests in, Certicom or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of, or other equity or voting interests in, Certicom or any of its Subsidiaries, (D) except for the Executive Retention Agreements, any grant by Certicom or any of its Subsidiaries to any current or former director, officer, employee, individual contractor or individual consultant of Certicom or any of its Subsidiaries (collectively, “Certicom Personnel”) of any bonus opportunity, any loan or any increase in any type of compensation or benefits, (E) any payment by Certicom or any of its Subsidiaries to any Certicom Personnel of any bonus, (F) except for the Executive Retention Agreements, any grant by Certicom or any of its Subsidiaries to any current director or officer of Certicom or any of its Subsidiaries of any severance, change in control, termination or similar compensation or benefits or increases therein or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein or any grant by Certicom or any of its Subsidiaries to any other Certicom Personnel of any severance, change in control, termination or similar compensation or benefits or increases therein or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein, (G) any adoption of or entry by Certicom or any of its Subsidiaries into, any amendment of or modification to or agreement to amend or modify, or any termination of, (1) any employment, deferred compensation, change in control, severance, termination, loan, indemnification, retention, stock repurchase, or similar Contract between Certicom or any of its Subsidiaries, on the one hand, and any Certicom Personnel, on the other hand, (2) any consulting agreement between Certicom or any of its Subsidiaries, on the one hand, and any current or former officer or director of Certicom or any of its Subsidiaries, on the other hand, (3) any consulting agreement between Certicom or any of its Subsidiaries, on the one hand, and any other Certicom Personnel, on the other hand, (4) any Contract between Certicom or any of its Subsidiaries, on the one hand, and any Certicom Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Certicom of the nature contemplated by this Arrangement Agreement or (5) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Certicom Personnel (all such Contracts under this clause (G), including any such Contract which is entered into any time prior to or on or after the date of this Arrangement Agreement, collectively, “Benefit Agreements”), (H) any grant or amendment of any incentive award (including stock options, stock appreciation rights, performance units, restricted stock, restricted stock units, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification of any restrictions in any such award (including the acceleration thereof), (I) any change in financial or tax accounting methods, principles or practices by Certicom or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Laws, (J) any tax election or change in any tax election or any settlement or compromise of any income tax liability, (K) any write-down by Certicom or any of its Subsidiaries of any of the assets of Certicom or any of its Subsidiaries, or (L) any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of Certicom and its Subsidiaries consistent with past practice.

(ii)	Since April 30, 2008, each of Certicom and its Subsidiaries has continued all pricing, sales, receivables and payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any trade loading practices or other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by Certicom or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity.

(g)	Litigation. Section 3.1(g) of the Disclosure Letter sets forth, as of the date of this Arrangement Agreement, a complete and correct list of each claim (other than immaterial claims), action, suit, arbitration, judicial, administrative and regulatory proceeding or investigations pending or, to the knowledge of Certicom, threatened by or against Certicom or any of its Subsidiaries (i) for money damages, (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to the Acquiror of the transactions contemplated by this Arrangement Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.1(g), Section 3.1(m)(ii) or Section 3.1(m)(xii) of the Disclosure Letter, there is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Certicom, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, Certicom or any of its Subsidiaries. Neither Certicom nor any of its Subsidiaries has commenced any Litigation (other than any Litigation, on an individual basis, that is comprised solely of monetary claims of less than $50,000, immaterial internal investigations, actions for non-payment in the ordinary course of business consistent with past practice that have been settled, and the mere transmittal of ordinary course trade-mark cease and desist letters) since April 30, 2008.

(h)	Contracts. Section 3.1(h) of the Disclosure Letter sets forth a complete and correct list as of the date of this Arrangement Agreement of Contracts except for non-disclosure and standstill agreements entered into with parties in connection with a possible Acquisition Proposal prior to the date hereof or in accordance with the terms of this Arrangement Agreement:

(A)	each Contract pursuant to which Certicom or any of its Subsidiaries has, in any material respect, agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost in any material respect as a result of so competing or engaging;

(B)

each Contract to which Certicom or any of its Subsidiaries is a party providing for exclusivity or any similar requirement or pursuant to which Certicom or any of its Subsidiaries is restricted in any material respect, or which after the Effective Time could restrict the Acquiror or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise prohibits any activity in respect of the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost as a result of non-compliance with any such exclusive or prohibiting requirements, or which requires Certicom or any of its Subsidiaries to refrain from granting license or franchise rights to any other person;

(C)	each Contract by and between Certicom or any of its Subsidiaries and (1) any affiliate or related party of Certicom or any of its Subsidiaries, (2) any Certicom Personnel, (3) any union or other labour organization or (4) any person known by Certicom to be an affiliate of any such person, other than, in each case, (I) offer letters or employment agreements or consulting agreements that are (i) entered into by Certicom or any of its Subsidiaries in the ordinary course of business, do not deviate substantially or materially from Certicom or such Subsidiary’s standard form agreement and are not with a director or officer of Certicom or any of its Subsidiaries or (ii) terminable in accordance with applicable Law by Certicom or any of its Subsidiaries both without any contractual penalty and without any contractual obligation of Certicom or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits or amounts) and are not with a director or officer of Certicom or any of its Subsidiaries, (II) invention assignment and confidentiality agreements relating to the assignment of inventions to Certicom or any of its Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements;

(D)	except as disclosed in Section 3.1(c)(vi) of the Disclosure Letter and other than liabilities in respect of fees and expenses incurred by Certicom in connection with the Arrangement and the other transactions contemplated by this Arrangement Agreement, each Contract under which Certicom or any of its Subsidiaries has any outstanding indebtedness having an aggregate principal amount in excess of $100,000;

(E)

each Contract to which Certicom or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) immaterial Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) immaterial Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens, incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) immaterial Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance, Canada Pension Plan and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (4) title of a lessor under a capital or operating lease and (5) Liens that are not reasonably likely to adversely interfere in a material way with the use of properties or assets encumbered thereby (collectively, “Permitted Liens”);

(F)

each Customer Contract material to Certicom and its Subsidiaries on a consolidated basis to which Certicom or any of its Subsidiaries is a party (1) containing any “change in control” or similar provisions with respect to Certicom or any of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of, or with respect to, completion of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement or the execution, delivery or effectiveness of this Arrangement Agreement will conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Customer Contract, or give rise under such Customer Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration of any obligation, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of Certicom, the Acquiror or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, (2) in the case of a Customer Contract, prohibiting or imposing any material restrictions on the assignment of all or any portion of such Customer Contract by Certicom or its Subsidiaries (without regard to any exception permitting assignments to Subsidiaries or affiliates) or (3) containing any provisions having the effect of providing that the completion of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement or the execution, delivery or effectiveness of this Arrangement Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(G)	each Contract to which Certicom or any of its Subsidiaries is a party providing for material payments of royalties or other license fees to third parties, other than payments of licence fees to third parties for commercially available off-the-shelf Third Party Software;

(H)	each Customer Contract to which Certicom or any of its Subsidiaries is a party granting a third party any license to Intellectual Property, other than any contract entered into in the ordinary course of business of Certicom and its Subsidiaries consistent with past practice;

(I)	each Contract pursuant to which Certicom or any of its Subsidiaries has been granted any license to Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business of Certicom and its Subsidiaries consistent with past practice;

(J)	each Customer Contract to which Certicom or any of its Subsidiaries is a party granting the other party to such Contract or a third party “most favoured nation” pricing or terms that (1) applies to Certicom or any of its Subsidiaries or (2) following the Effective Date, would apply to the Acquiror or any Subsidiary of the Acquiror;

(K)	each Contract that guarantees or warrants that any of the products or services of Certicom or any of its Subsidiaries are fit for any particular purposes or that guarantees a result or commits to performance levels, other than any Contract entered into in the ordinary course of business of Certicom and its Subsidiaries consistent with past practice or for warranties granted pursuant to applicable Law;

(L)	each Contract pursuant to which Certicom or any of its Subsidiaries has agreed or is required to provide any third party with products in source code form, or to provide for source code to be put in escrow, in each case excluding non-material pieces of source code developed for customers by Certicom which are not integral to Certicom’s products or services;

(M)	each Contract containing any non-solicitation or similar provision that restricts Certicom or any of its Subsidiaries except for Contracts with customers of Certicom or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice containing covenants not to solicit the employees of such customers who have been involved with the provision of services by Certicom or its Subsidiaries to such customers;

(N)	each Contract to which Certicom or any of its Subsidiaries is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement (excluding any membership in a standards setting organization);

(O)	each Contract to which Certicom or any of its Subsidiaries is a party for any material development, marketing, resale, distribution or similar arrangement relating to any product or service other than any Contract entered into in the ordinary course of business, consistent with past practice;

(P)	each Contract to which Certicom or any of its Subsidiaries is a party with any Governmental Entity involving aggregate amounts paid or payable to Certicom under such Contract in excess of $250,000 since May 1, 2006;

(Q)	each Contract to which Certicom or any of its Subsidiaries is a party entered into in the last five years in connection with the settlement or other resolution of any Litigation that has any material continuing obligations, liabilities or restrictions;

(R)	each Contract to which Certicom or any of its Subsidiaries is a party providing for future performance by Certicom or any of its Subsidiaries in consideration of amounts previously paid, excluding maintenance agreements with customers entered into in the ordinary course of business consistent with past practice;

(S)	each Contract to which Certicom or any of its Subsidiaries is a party providing for liquidated damages of a material amount;

(T)	each Contract to which Certicom or any of its Subsidiaries is a party for professional services engagements for a fixed fee that guarantees a specific result other than any Contract entered into in the ordinary course of business of Certicom and its Subsidiaries, consistent with past practice;

(U)	each Contract between Certicom or any of its Subsidiaries and any of the 20 largest customers of Certicom and its Subsidiaries on a consolidated basis (determined on the basis of revenues received by Certicom or any of its Subsidiaries in the 24 month period ended October 31, 2008 (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”);

(V)	each Contract between Certicom or any of its Subsidiaries and any of the 15 largest licensors or other suppliers to Certicom and its Subsidiaries determined on the basis of amounts paid by Certicom or any of its Subsidiaries in the 24 month period ended October 31, 2008 in excess of $50,000 (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”);

(W)	each Contract with a customer of Certicom or any of its Subsidiaries or with any distributor or re-seller of Certicom’s products or services and each Contract under which Certicom or any of its Subsidiaries is providing any products or services, in each case not containing a waiver of incidental, consequential, punitive, indirect or special damages in favour of Certicom or such Subsidiary in all circumstances; and

(X)	except for Contracts otherwise disclosed pursuant to this Section 3.1, each Contract which has aggregate future sums due to or from Certicom or any of its Subsidiaries, taken as a whole, (1) during the period commencing on the date of this Arrangement Agreement and ending on the 12-month anniversary of this Arrangement Agreement, in excess of $250,000 or (2) during the life of the Contract, in excess of $500,000.

The Contracts of Certicom or any of its Subsidiaries of the type referred to in clauses (A) through (X) of subsection (h) above are collectively referred to in this Arrangement Agreement as “Specified Contracts”. Certicom has made available to the Acquiror a complete and correct copy of each of the Specified Contracts, including all amendments thereto, and no Specified Contract has been modified, rescinded or terminated since the date such Specified Contract was posted to Certicom Data Rooms. Subject to the Bankruptcy and Equity Exception, each Specified Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of Certicom or its Subsidiary, as the case may be, and, to the knowledge of Certicom, of each other party thereto, enforceable against Certicom or such Subsidiary, as the case may be, and, to the knowledge of Certicom, against the other party or parties thereto, in each case, in accordance with its terms. Each of Certicom and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Specified Contracts and is not (with or without notice or lapse of time or both) in breach or in default in any material respect thereunder, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of Certicom, no other party to any of the Specified Contracts is (with or without notice or lapse of time or both) in breach or in default in any material respect thereunder. To the knowledge of Certicom, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancellation of any Specified Contract. To the knowledge of Certicom, there are no circumstances that are reasonably likely to occur that is reasonably likely to adversely affect the ability of Certicom or any of its Subsidiaries to perform its material obligations under any Specified Contract.

Certicom has disclosed to the Acquiror the terms and status of all negotiations with respect to any proposed Contract with any Major Customer or Major Supplier involving aggregate amounts payable under such Contract to or by Certicom or any of its Subsidiaries in excess of $250,000. As of the date of this Arrangement Agreement, none of the Major Customers or Major Suppliers has terminated, notified Certicom of its intention to terminate, or discontinue provision of services (if applicable), failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships, with Certicom or any of its Subsidiaries.

(i)

Compliance with Laws. Certicom and its Subsidiaries and their respective properties, assets, operations and businesses have been and are being operated and have been and are in compliance in all material respects with all applicable Laws and Judgments. None of Certicom or any of its Subsidiaries has received a notice or other communication alleging a possible material violation of any Law or Judgments applicable to its properties, assets, businesses or operations. Certicom and its Subsidiaries have in effect all Permits necessary for them to own, lease or otherwise hold and operate their respective properties and assets and to carry on their respective businesses in all material respects as currently conducted, including with respect to the transfer or export of any Certicom IP, and as currently proposed to be conducted, and there has occurred no material violation of, or material default (with or without notice or lapse of time, or both) under, any such Permit. There has occurred no event which, to the knowledge of Certicom, could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit and the Arrangement, in and of itself, and the other transactions contemplated by this Arrangement Agreement could not reasonably be expected to cause the revocation, cancellation, non-renewal or adverse modification of any such Permit. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be expected to (i) interfere with or prevent compliance or continued compliance by Certicom or any of its Subsidiaries with any import/export Laws governing Certicom’s or any of its Subsidiaries’ present and currently contemplated future operations or with any Law, Judgment, notice or demand letter issued, entered, promulgated or approved thereunder, (ii) give rise to any liability of Certicom or any of its Subsidiaries under any import/export Law governing Certicom or any of its Subsidiaries’ past, present and currently contemplated future operations or business or (iii) otherwise form a valid basis of any Litigation based on or related to import or export of goods or services, and, to the knowledge of Certicom, no such events, conditions, circumstances, activities, practices, incidents, actions or plans could reasonably be expected to arise in the future. None of Certicom’s or, to the knowledge of Certicom, any of its Subsidiaries or any of their respective directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(j)	Absence of Changes in Benefit Plans; Employment Agreements; Labour Relations.

(i)

Except as disclosed in the Filed CSA Documents, since May 1, 2007 to the date of this Arrangement Agreement, none of Certicom or any of its Subsidiaries has adopted, entered into, terminated, amended, modified or agreed to adopt, enter into, terminate, amend or modify in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase right, stock option (including the Certicom Stock Option Plans), phantom stock, stock-based compensation, performance, retirement, savings, paid time off, perquisite, vacation, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, arrangement or agreement (whether oral or written, funded or unfunded and whether or not subject to the laws of Canada or the United States), which is sponsored, maintained, contributed to or required to be maintained or contributed to by Certicom or any of its Subsidiaries or with respect to which Certicom is otherwise jointly or severally liable under applicable Laws (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Certicom Personnel and other persons, but not including the Benefit Agreements (all such plans, programs, arrangements and agreements, including any such plan, program, arrangement or agreement entered into or adopted on or after the date of this Arrangement Agreement, collectively, “Benefit Plans”) and a plan to make employer contributions of up to $2,000 per year for each individual that is a Certicom Personnel.

(ii)	As of the date of this Arrangement Agreement, there are no collective bargaining or other labour union agreements to which Certicom or any of its Subsidiaries is a party or by which any of them is bound. Since May 1, 2007, neither Certicom nor any of its Subsidiaries has encountered any labour union organizing activity, or had any actual or, to the knowledge of Certicom, threatened employee strikes, work stoppages, slowdowns or lockouts. None of the employees of Certicom or any of its Subsidiaries is represented by any union with respect to his or her employment by Certicom or such Subsidiary. Each of Certicom and its Subsidiaries is, and since May 1, 2007, has been, in compliance in all material respects with all applicable Laws and Judgments relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since May 1, 2007, has not, engaged in any unfair labour practice. As of the date hereof, Certicom has not received notice of any unfair labour practice charge or complaint against Certicom or any of its Subsidiaries that is pending, and, to the knowledge of Certicom, there is no unfair labour practice charge or complaint against Certicom or any of its Subsidiaries threatened, in each case before any board or tribunal with respect to any employment or labour matters.

(iii)	To the knowledge of Certicom, no Certicom Personnel is a party to or bound by any Contract, is subject to any Judgment or is a party to any Litigation, in each case, that may interfere with the use of such Certicom Personnel’s best efforts to promote the interests of Certicom and its Subsidiaries, conflict with the operations or business of Certicom or any of its Subsidiaries (as currently conducted or as currently proposed to be conducted) or the transactions contemplated by this Arrangement Agreement or could reasonably be expected to adversely affect Certicom or any of its Subsidiaries in any material respect. To the knowledge of Certicom, no activity of any Certicom Personnel as or while Certicom Personnel has caused a violation of any employment Contract, confidentiality agreement, patent disclosure agreement or other Contract. The execution and delivery of this Arrangement Agreement and the completion of the transactions contemplated hereby (including the Arrangement) and compliance by Certicom and its Subsidiaries with the provisions of this Arrangement Agreement do not and will not conflict with, or result in any violation or breach by Certicom or any of its Subsidiaries of, or default by Certicom or any of its Subsidiaries (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation of Certicom or any of its Subsidiaries or to a loss of a material benefit by Certicom or any of its Subsidiaries under, or result in the creation of any Lien in or upon any of the properties or assets of Certicom or any of its Subsidiaries under, or give rise to any materially increased, additional, accelerated or guaranteed rights or entitlements against Certicom or any of its Subsidiaries under, any Contract under which any Certicom Personnel is now obligated.

(k)

Environmental Matters. (i) Each of Certicom and its Subsidiaries is, and since May 1, 2007, has been, in compliance in all material respects with all applicable Environmental Laws, and as of the date hereof neither Certicom nor any of its Subsidiaries has received any written communication alleging that Certicom or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (ii) each of Certicom and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under applicable Environmental Laws for the conduct of their respective operations as now being conducted, and all such Permits are in good standing; and (iii) there are no material Environmental Claims pending or, to the knowledge of Certicom, threatened against Certicom or any of its Subsidiaries. For all purposes of this Arrangement Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from the failure to comply with any Environmental Law; and (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or human health and safety.

(l)	Pension and Benefit.

(i)	Section 3.1(l)(i) of the Disclosure Letter sets forth a complete and correct list of all Benefit Plans and all material Benefit Agreements (which, for greater certainty, includes all Benefit Agreements between Certicom or any of its Subsidiaries, on one hand, and any director or officer of Certicom or any of its Subsidiaries or shareholder of Certicom, on the other). Certicom has delivered or made available to the Acquiror current and complete copies of all Benefit Plans and Benefit Agreements, as amended to date, together with all other material documents relating to the Benefit Plans and Benefit Agreements.

(ii)	There are no Benefit Plans or Benefit Agreements providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act) to Certicom Personnel or other persons employed or resident in Canada other than a plan to make employer contributions of up to $2,000 per year for each individual that is a Certicom Personnel.

(iii)

Each Benefit Plan is, and has been, established, registered, amended, funded, administered and invested in compliance in all material respects with the terms of such Benefit Plan (including the terms of any Benefit Agreement or other documents in respect of such Benefit Plan) and all Laws. Neither Certicom nor any of its Subsidiaries has received, in the last three years, any notice from any person questioning or challenging such compliance, and Certicom has no knowledge of any such notice beyond the last three years. There is no investigation by a Governmental Entity, pending termination proceedings or other claims (other than routine claims for payment of benefits), suits or proceedings pending or, to the knowledge of Certicom threatened involving any Benefit Plan or their assets, and no facts exist which could reasonably be expected to give rise to any claims (other than routine claims for payment of benefits), suits or proceedings. All reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

(iv)	Neither Certicom nor any of its Subsidiaries has any formal plan or has made any promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan.

(v)	None of the Benefit Plans provide for benefit increases or acceleration of, or an increase on, securing or funding obligations that are contingent upon, or will be triggered by, the entering of this Arrangement Agreement or the completion of the transactions contemplated herein.

(vi)	Except as set forth in Section 3.1(l)(vi) of the Disclosure Letter, there are no Benefit Plans to which the Company or its Subsidiaries are required to contribute which are not maintained or administered by the Company or its Subsidiaries.

(vii)	All data necessary to administer each Benefit Plan is in the possession of the Company or its agent and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all Laws and such data is complete and correct.

(viii)	None of the Benefit Plans, or any Benefit Agreements, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Benefit Plan or any Benefit Agreement relating thereto.

(ix)	All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its material terms and Laws. Neither Certicom nor any of its Subsidiaries has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Benefit Plan that have not been properly accounted for under GAAP.

(x)	There are no agreements, or undertakings, written or oral, other than those set forth in the written Benefit Plans that would result in any material liability to Certicom or any of its Subsidiaries on or at any time after the Effective Date on amendment or termination of any Benefit Plan (including any Benefit Plan covering retirees or other former employees).

(xi)	None of the Benefit Plans provide benefits beyond retirement or other termination of service to Certicom Personnel except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by applicable Law.

(m)	Taxes.

(i)	Each of Certicom and each of its Subsidiaries has filed in the prescribed form and within the prescribed time all tax returns required to be filed by it, and all such tax returns are complete and correct in all material respects. Each of Certicom and its Subsidiaries has timely paid all material taxes due and payable by it, including all instalments on account of taxes for the current year that are due and payable by it, whether or not assessed and whether or not shown on any tax return, other than taxes being contested in good faith and for which adequate reserves, in accordance with GAAP, have been established. The most recent financial statements contained in the Filed CSA Documents reflect an adequate reserve, in accordance with GAAP for amounts at least equal to the amount of all material taxes payable by Certicom and its Subsidiaries that are not yet due and payable whether or not assessed and whether or not shown as being due on any tax returns and that relate to periods ending on or prior to the date of such financial statements, and Certicom and has made adequate provisions in accordance with GAAP in their books and records for any taxes accruing in respect of any period which has ended subsequent to the period covered by such financial statements.

(ii)

As of the date hereof, no tax return of Certicom or any of its Subsidiaries is, to the knowledge of Certicom, currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Certicom or any of its Subsidiaries. There is no deficiency, assessment or reassessment, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by Certicom or any of its Subsidiaries. Any deficiency, assessment or reassessment resulting from any completed audit or examination or concluded litigation relating to taxes by any taxing authority has been timely paid. Except as set out in Section 3.1(m)(ii) of the Disclosure Letter, as of the date hereof, no proposed adjustments relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no proposed adjustments relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period.

(iii)	Neither Certicom nor any of its Subsidiaries has requested any extension of time within which to file any tax return which tax return has not yet been filed and there is no currently effective agreement or other document extending the period of assessment or collection of any taxes.

(iv)	No Liens for taxes exist with respect to any assets or properties of Certicom or any of its Subsidiaries, except for Liens imposed by applicable Laws for taxes not yet due and Liens for taxes that Certicom or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(v)	Each of Certicom and its Subsidiaries has complied in all material respects (individually or in the aggregate) with all applicable Laws relating to the withholding and remittance of taxes and have, within the time and the manner prescribed by Law, withheld all material taxes and other amounts (individually or in the aggregate) required to be so withheld and has duly and timely remitted to the appropriate taxing authority such taxes and other amounts required by Law to be remitted by it.

(vi)	Each of Certicom and its Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority.

(vii)	Since the publication date of Certicom’s most recently published consolidated financial statements, no material tax liability not reflected in such statements or otherwise provided for in the books and records of Certicom in accordance with GAAP has been assessed, proposed to be assessed, incurred or accrued.

(viii)	Each of Certicom and its Subsidiaries has duly and timely collected all material amounts on account of any sales or transfer taxes, including goods and services taxes, harmonized sales and provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Laws to be remitted by it.

(ix)	Except as set out in Section 3.1(m)(ix) of the Disclosure Letter, none of Certicom or any of the Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to taxes or entered into any agreement or other arrangement in respect of taxes or tax returns that has any material effect for any period ended after the Effective Date.

(x)	Certicom has delivered or made available to the Acquiror (A) complete and correct copies of all tax returns of Certicom and each of its Subsidiaries relating to taxes for the past three taxable periods and (B) complete and correct copies of all tax rulings (including private letter rulings), taxation authority reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, transfer pricing studies, valuation studies and any similar documents received from or submitted to a taxation authority by, or agreed to by or on behalf of Certicom and/or any of its Subsidiaries, and relating to taxes for the past three taxable periods.

(xi)	Neither Certicom nor any of its Subsidiaries is a party to, bound by any or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other similar written agreement relating to taxes with any taxing authority).

(xii)	To the knowledge of Certicom, the Company has not participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any comparable law in any province or territory in Canada. Certicom has delivered or made available to the Acquiror complete and correct copies of all transfer pricing studies commissioned by the Company since 2005.

(xiii)	To the knowledge of Certicom, which has not completed a formal study of its “paid-up capital” of the Certicom Shares, the “paid-up capital” of the Certicom Shares for purposes of the Tax Act is approximately $39 million.

(xiv)	Except pursuant to this Arrangement Agreement, for purposes of the Tax Act or any other applicable tax statute, no person or group of persons has ever acquired or had the right to acquire control of Certicom or any of its Subsidiaries.

(xv)	None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or will apply to Certicom or any of its Subsidiaries at any time up to and including the Closing Date.

(xvi)	None of Certicom or any of its Subsidiaries has acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act.

(xvii)	For purposes of this Arrangement Agreement, (A) “taxes” shall include all federal, provincial, state and local, domestic and foreign income, franchise, property, sales, goods and services, harmonized sales, excise, employment, employer health, payroll, health, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, capital, sales, use or occupation, tariffs, levies, customs duties and import and export taxes, countervail and anti-dumping, license or registration fees, Canada, Quebec and other government pension plan premiums or contributions, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties, fines or additions with respect thereto and including any transfer pricing penalties imposed by a taxation authority; (B) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (C) “tax return” means any returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto made, prepared, filed or required to be made, prepared or filed in respect of taxes.

(n)	Properties.

(i)

Each of Certicom and its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets has valid and enforceable leasehold interests in, all of its properties and tangible assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not materially interfered with, and is not reasonably likely to materially interfere with, the ability of Certicom and its Subsidiaries to use such property and assets in the business of Certicom and its Subsidiaries as currently conducted and as proposed by Certicom to be conducted. All such properties and tangible assets, other than properties and tangible assets in which Certicom or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens.

(ii)	Section 3.1(n)(ii) of the Disclosure Letter sets forth a complete and correct list as of the date of this Arrangement Agreement of all real property and interests in real property leased by Certicom or any of its Subsidiaries (each such property, a “Leased Real Property”). Neither Certicom nor any of its Subsidiaries currently owns, or has previously owned, in fee any real property or interests in real property.

(iii)	With respect to each Leased Real Property, (A) the transactions contemplated by this Arrangement Agreement do not require the consent of any party to any lease and (B) neither Certicom nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any material portion thereof.

(iv)	Each of Certicom and its Subsidiaries is in compliance in all material respects with the terms of all leases of Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of Certicom or its Subsidiary, as the case may be and, to the knowledge of Certicom, of each other party thereto, enforceable against Certicom or such Subsidiary, as the case may be, and, to the knowledge of Certicom, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each of Certicom and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to material Leased Real Property to which it is a party and under which it is in occupancy.

(o)	Intellectual Property.

(i)

Section 3.1(o)(i) of the Disclosure Letter sets forth a complete and correct list of (A) all issued patents, patent applications, registered trade-marks, trade-mark applications, trade names, domain names, registered service marks, service mark applications, registered copyrights and mask work rights and applications therefor owned by Certicom or any of its Subsidiaries as of the date of this Arrangement Agreement (the “Registered Certicom IP”), (B) all other material Intellectual

Property owned by Certicom or any of its Subsidiaries as of the date of this Arrangement Agreement (together with the Registered Certicom IP, the “Certicom Owned IP”) and (C) all material Certicom Licensed IP.

(ii)

(A)	Certicom and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens, other than Permitted Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted.

(B)	All Registered Certicom IP has been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(C)	To the knowledge of Certicom, none of Certicom or any of its Subsidiaries or any of its or their products or services nor any Third Party Software as contained in, incorporated into, bundled with or used by such products or services has materially infringed upon or otherwise materially violated, or is materially infringing upon or otherwise materially violating, the Intellectual Property rights of any third party.

(D)	There is no Litigation pending or, to the knowledge of Certicom, threatened with respect to, any possible infringement or other violation in any material respect by Certicom or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party. To the knowledge of Certicom, there is no investigation pending or threatened with respect to any possible infringement or other violation in any material respect by Certicom or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party.

(E)

Except as set forth in Section 3.1(o)(ii)(E) of the Disclosure Letter, Certicom has not notified any person that such person or any product or service of such person is infringing upon or otherwise violating in any material respect any Certicom Owned IP. No licensor of any Certicom Licensed IP has notified or otherwise informed

Certicom or any of its Subsidiaries in writing that any person or any product or service of any person is infringing upon or otherwise violating in any material respect any Certicom Licensed IP.

(F)	All Certicom IP that is confidential or proprietary has been maintained in confidence in accordance with protection procedures customarily recognized as best practices in Certicom’s industry to protect rights of like importance. Each of the former or current members of management or key personnel of Certicom or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned, intended to be owned or used by Certicom or any of its Subsidiaries (all such persons, the “IP Contributing Parties”), have assigned or otherwise transferred to Certicom or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such IP Contributing Party in such Intellectual Property, have waived in favour of Certicom or any of its Subsidiaries any moral rights or other similar rights of such IP Contributing Party in such Intellectual Property, and none of the IP Contributing Parties have a valid claim against Certicom or any of its Subsidiaries in connection with the involvement of such IP Contributing Party in the conception and development of any such Intellectual Property, and no such claim has been asserted or threatened against Certicom or any of its Subsidiaries. None of Certicom or any of its Subsidiaries or, to the knowledge of Certicom, any of their current or former Certicom Personnel has any patents issued or applications pending for any device, process, method, design or invention of any kind now used or needed by Certicom or any of its Subsidiaries in the furtherance of its business operations as currently conducted or as currently proposed to be conducted, which patents or applications have not been assigned to Certicom or such Subsidiary with such assignment duly recorded with the applicable Governmental Entity.

(G)

To the extent Third Party Software is distributed to customers of Certicom or any of its Subsidiaries together with Certicom Owned IP, (1) any third party rights have been identified in Section 3.1(o)(ii)(G)(1) of the Disclosure Letter, (2) all necessary licenses have been obtained and (3) no royalties or payments are due (or such royalties and payments are identified in Section 3.1(o)(ii)(G)(2) of the Disclosure Letter).

(H)	Except as disclosed in Section 3.1(o)(ii)(H) of the Disclosure Letter, none of the trade secrets or confidential information of Certicom or any of its Subsidiaries has been published or disclosed by Certicom or any of its Subsidiaries, except pursuant to non-disclosure agreements entered into by Certicom or, to the knowledge of Certicom, by any other person to any person except pursuant to licenses or Contracts requiring such other person to keep such trade secrets confidential (which licenses or Contracts will be enforceable by Certicom or such Subsidiary after the Effective Time to an extent sufficient to exploit all trade secrets material to the operations and businesses of Certicom and its Subsidiaries as currently conducted or as currently proposed by Certicom to be conducted).

(I)	None of the products of Certicom or its Subsidiaries contains code or interfaces based on or created using information or source code owned by a third party to enable its functions, other than information, documentation or source code which is either publicly available or with respect to which Certicom or a Subsidiary has been granted a perpetual license.

(J)	Except as disclosed in Section 3.1(o)(ii)(J) of the Disclosure Letter, no person has any exclusive use, marketing rights or distribution rights to any Certicom Owned IP, or any material marketing rights or material distribution rights, in each case, which cannot be terminated on 30 days notice without any cost or penalty to Certicom or any of its Subsidiaries.

(K)	Neither Certicom nor any of its Subsidiaries has sold, exclusively licensed or otherwise transferred ownership of any Intellectual Property to any person, other than to Certicom or one of its Subsidiaries.

(L)

Except for source code provided to third party developers to make modifications or Derivative Works for the benefit of Certicom or any Subsidiary, no Source Code has been published or disclosed by Certicom or any of its Subsidiaries and no licenses or rights have been granted to a third person to distribute the Source Code for, or to use any Source Code to create Derivative Works of, any Certicom Owned IP included in any product currently marketed by, commercially available from or under development by Certicom or any of its Subsidiaries for which Certicom possesses the Source Code. Except as disclosed in Section 3.1(o)(ii)(L) of the Disclosure Letter, none of the Source Code forming part of the Certicom IP has been deposited in escrow and Certicom has not entered into any arrangement under which Source Code may be released to any person upon the happening of certain events or conditions.

(M)	Certicom and each of its Subsidiaries has (1) created and has safely stored back-up copies of all their material computer programs and Software (including object code, source code and associated data and documentation, including Ancillary Software IP), and (2) taken reasonable steps to protect their Certicom IP and their rights thereunder, and to the knowledge of Certicom, no such rights to any Certicom IP have been lost or are in jeopardy of being lost through failure to act by Certicom or any of its Subsidiaries.

(N)	Section 3.1(o)(ii)(N) of the Disclosure Letter identifies any and all Open Source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU, general public license, LGPL or limited general public license, that is used in, incorporated into, integrated or bundled with Certicom IP.

(O)	Except as set out in Schedule 3.1(o)(ii)(O), none of Certicom or any of its Subsidiaries has provided any services pursuant to Contracts that contemplate ownership by a third party of Intellectual Property created in connection with such services that is used in products or services of Certicom or any of its Subsidiaries.

(P)	Certicom and its Subsidiaries have complied, and continue to comply, with the material terms and conditions of the licenses under which Certicom Licensed IP has been licensed.

(Q)

No Certicom Licensed IP has been modified by Certicom or any of its Subsidiaries, except if (1) modifications are permitted pursuant to the terms and conditions of the license under which such Certicom Licensed IP has been licensed; and (2) in the case of material Certicom Licensed IP, indicated as being modified by Certicom in Section 3.1(o)(i) of the Disclosure Letter.

(iii)	For purposes of this Arrangement Agreement, “Derivative Work” is a work based upon one or more pre-existing works, such as a translation, musical arrangement, dramatization, fictionalization, motion picture version, sound recording, art reproduction, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted.

(iv)

For purposes of this Arrangement Agreement, (A) “Intellectual Property” means Software, Ancillary Software IP, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code; (C) “Ancillary Software IP” means all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; (D) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by Certicom or any of its Subsidiaries);

(E) “Certicom Licensed IP” means any Intellectual Property licensed to Certicom or any of its Subsidiaries; (F) “Certicom IP” means Certicom Owned IP and material Certicom Licensed IP; (G) “Open Source Software” means Software licensed under terms that require as a condition of modification or distribution of the Software that the Source Code of such Software (or other Software combined or distributed with such Software) be disclosed or distributed to third persons; and (H) “Source Code” means the human readable code of any Software.

(p)	Customers. As of the date of this Arrangement Agreement, no customer of Certicom that represented 5% or more of Certicom’s consolidated revenues in the fiscal year ended April 30, 2008, has indicated to Certicom that it will stop, or materially decrease the rate of, buying materials, products or services from Certicom.

(q)	Insurance. Copies of all material insurance policies have been made available to the Acquiror. All such material policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

(r)	Shareholder Rights Plan. The Shareholder Rights Plan does not apply to this Arrangement Agreement, the Arrangement or the acquisition of Certicom Shares thereunder.

(s)

Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than TD Securities Inc., the fees and expenses of which will be paid by Certicom, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Arrangement and the other transactions contemplated by this Arrangement Agreement based upon arrangements made by or on behalf of Certicom. Certicom has delivered to the Acquiror complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by Certicom in connection with this Arrangement Agreement or the transactions contemplated hereby incurred or to be incurred by Certicom in connection with this Arrangement Agreement and the transactions contemplated by this Arrangement Agreement and not yet paid will not exceed the fees and expenses set forth in Section 3.1(s) of the Disclosure Letter. Neither Certicom nor any of its Subsidiaries has paid or agreed to pay any fee, commission or expense incurred by any Shareholder (including the fees, commissions or expenses of any accountant, auditor, broker, financial advisor, consultant or legal counsel retained by or on behalf of any Shareholder) arising from or in connection with this Arrangement Agreement or the transactions contemplated hereby.

(t)	Opinion of Financial Advisor. Certicom has received the written Fairness Opinion of TD Securities Inc. to the effect that, as of the date of this Arrangement Agreement, and based upon and subject to the qualifications and assumptions set forth therein, the Arrangement is fair, from a financial point of view, to Certicom Shareholders (other than the Acquiror), a copy of which Fairness Opinion has been delivered to the Acquiror.

(u)	Confidentiality Obligations. The conduct of the businesses of Certicom and its Subsidiaries as currently conducted and as currently proposed by Certicom to be conducted does not materially violate or conflict with any obligation of confidentiality to any other person.

(v)	Government Contracts.

(i)	To the knowledge of Certicom, none of the employees, consultants or agents of Certicom or any of its Subsidiaries is or during the last two years has been (except as to routine security investigations) under administrative, civil or criminal investigation or indictment by any Governmental Entity in connection with their employment at Certicom or any of its Subsidiaries. There is no pending, and during the last two years there has been no, audit or, to the knowledge of Certicom, investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to any Contract between or among Certicom or any of its Subsidiaries and any Governmental Entity (a “Government Contract”). During the last two years, neither Certicom nor any of its Subsidiaries has conducted or initiated any internal investigation, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of Certicom, its Subsidiaries nor, to the knowledge of Certicom, any of their respective employees, consultants or agents has made any intentional misstatement or omission in connection with any voluntary disclosure that has led, or is expected to lead, either before or after the Effective Date, to any of the consequences set forth in the immediately preceding two sentences or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii)	There are (A) no outstanding claims against Certicom or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract that is reasonably likely to result in a material liability to Certicom or any of its Subsidiaries, a suspension or debarment of Certicom or any of its Subsidiaries from doing business with a Governmental Entity, a finding of non-responsibility or ineligibility for contracting with a Governmental Entity or any other material impairment of any business relationship between Certicom and any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, and (B) no material disputes between Certicom or any of its Subsidiaries and a Governmental Entity or between Certicom or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. To the knowledge of Certicom, no event, condition or omission has occurred that would reasonably constitute grounds for a claim or a dispute under clause (A) or (B). Neither Certicom nor any of its Subsidiaries has an interest in any pending or potential claim against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii)	None of Certicom, its Subsidiaries or, to the knowledge of Certicom, any of their respective employees, consultants or agents is (or during the last four years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv)	All test and inspection results that Certicom or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by Certicom or its Subsidiaries were complete and correct in all material respects. Either Certicom or one of its Subsidiaries has provided all material test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Laws and the terms of the applicable Government Contract.

(v)

With respect to each Government Contract (A) all material representations and certifications of Certicom, any of its Subsidiaries, or any of their respective officers, directors or employees set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and Certicom or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (B) as of the date of this Arrangement Agreement, no Governmental Entity nor any prime contractor, subcontractor or other entity has notified Certicom or its Subsidiaries in writing that Certicom or its Subsidiaries has materially breached or violated any applicable Laws pertaining to such Government Contract; (C) as of the date of this Arrangement Agreement, no termination for default, cure notice or show cause notice is in effect pertaining to such Government Contract and (D) as of the date of this Arrangement Agreement, to the knowledge of Certicom, no event, condition or omission has occurred or exists that would constitute grounds to any action referred to in clause (C); (E) as of the date of this Arrangement Agreement, to the knowledge of Certicom, no cost incurred by Certicom or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity and (F) as of the date of this Arrangement Agreement, no amount of money due to Certicom or its Subsidiaries pursuant to such Government Contract has been withheld or set off.

(w)	Transactions with Affiliates. There are no material Contracts (other than employment agreements entered into in the ordinary course of business) existing between, among or involving Certicom or any of its Subsidiaries, on the one hand, and any of their respective Certicom Personnel or shareholders or any of their respective affiliates, on the other hand (including in respect of purchasing, leasing or obtaining any product or service or in respect of any Financial Indebtedness or Guarantee thereof). No Certicom Personnel or affiliate of Certicom or any of its Subsidiaries has any direct or indirect ownership interest in any person in which Certicom or any of its Subsidiaries has any direct or indirect ownership interest.

(x)	U.S. Securities Laws. Certicom is not subject to the reporting requirements of the federal or state securities laws of the United States of America, or any rules or regulations thereunder, and is a “foreign issuer” as defined under Regulation S promulgated under the U.S. Securities Act of 1933, as amended. As at December 23, 2008, there were 46 persons with addresses in the United States of America as reflected on the share registers of Certicom holding an aggregate of 9,300,059 Certicom Shares, or approximately 19.48% of the total number of Certicom Shares outstanding as at that date. To the knowledge of Certicom, the number of Certicom Shares held by persons resident in the United States of America as at that date and the date of this Arrangement Agreement is less than 40% of the total number of Certicom Shares outstanding as at each such date.

(y)	Investment Canada Act. Neither Certicom nor any of its Subsidiaries provides any services or engages in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act.

(z)	No “Collateral Benefit”. To the knowledge of Certicom, no “related party” of Certicom (within the meaning of CSA Multilateral Instrument 61-101 – Protection of Minority Holders in Special Transactions (“MI 61-101”)) will receive a “collateral benefit” (with the meaning of MI 61-101) as a consequence of the transactions contemplated by this Arrangement Agreement.

3.2	Investigation

Any investigation by or knowledge of the Acquiror and their advisors shall not mitigate, diminish or affect the representations and warranties of Certicom pursuant to this Arrangement Agreement.

3.3	Survival of Representations and Warranties

The representations and warranties of Certicom contained in this Arrangement Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

4.1	Representations and Warranties

The Acquiror represents and warrants to Certicom as follows:

(a)	Organization. The Acquiror is a corporation duly organized and validly existing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b)

Authority; Noncontravention. The Acquiror has the requisite corporate power and authority to execute and deliver this Arrangement Agreement, to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement and to comply with the provisions of this Arrangement Agreement. The execution and delivery of this Arrangement Agreement by the Acquiror, the completion by the Acquiror of the Arrangement and the other transactions contemplated by this Arrangement Agreement and the compliance by the Acquiror with the provisions of this Arrangement Agreement have been duly authorized by all necessary corporate action on the part of the Acquiror, and no other corporate proceedings on the part of the Acquiror are necessary to authorize this Arrangement Agreement, to comply with the terms of this Arrangement Agreement or to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement. This Arrangement Agreement has been duly executed and delivered by the Acquiror and, assuming the due execution and delivery of this Arrangement Agreement by Certicom, constitutes a valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Arrangement Agreement, the completion of the Arrangement and the other transactions contemplated by this Arrangement Agreement and the compliance by the Acquiror with the provisions of this Arrangement Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any material Lien in or upon any of the material properties or assets of the Acquiror under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Charter Documents of the Acquiror, or (ii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to the Acquiror or its material properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of the Acquiror to perform its obligations under this Arrangement Agreement or prevent or materially impede or materially delay the completion of the Arrangement or the other transactions contemplated by this Arrangement Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Acquiror in connection with the execution and delivery of this Arrangement Agreement by the Acquiror, the completion by the Acquiror of the Arrangement or the other transactions contemplated by this Arrangement Agreement or the compliance by the Acquiror with the provisions of this Arrangement Agreement, except for (A) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any applicable competition, merger control, antitrust or similar Law, (B) the filing of a post-closing notification under the Investment Canada Act, and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of the Acquiror to perform its obligations under this Arrangement Agreement or prevent or materially impede or materially delay the completion of the Arrangement or the other transactions contemplated by this Arrangement Agreement.

(c)	Certicom Shares. Neither the Acquiror nor any of its affiliates nor any “joint actor” (as defined in MI 61-101) thereof owns or exercises control or direction over any Certicom Shares.

(d)	Investment Canada Act. The Acquiror is either not a non-Canadian within the meaning of the Investment Canada Act or, if the Acquiror is a non-Canadian, the Acquiror qualifies as a WTO Investor within the meaning of the Investment Canada Act.

(e)	Financing. The Acquiror has sufficient funds to fund the payment of the aggregate Cash Proceeds per Share and Option Consideration payable by the Acquiror and the Company, respectively, pursuant to the Plan of Arrangement on the Effective Date in accordance with the terms hereof and thereof.

4.2	Investigation

Any investigation by or knowledge of Certicom and its advisors shall not mitigate, diminish or affect the representations and warranties of the Acquiror pursuant to this Arrangement Agreement.

4.3	Survival of Representations and Warranties

The representations and warranties of the Acquiror contained in this Arrangement Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1	Covenants of Certicom Regarding the Conduct of Business

(1)	Certicom covenants and agrees that, during the period from the date of this Arrangement Agreement until the earlier of the Effective Date and the time that this Arrangement Agreement is terminated in accordance with its terms, unless the Acquiror shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, or as is otherwise expressly permitted or specifically contemplated by this Arrangement Agreement or the Arrangement or set forth in the Disclosure Letter:

(a)

Certicom shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice, comply in all material respects with the terms of all Specified Contracts and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them and maintain their material franchises, rights and Permits;

(b)

Certicom shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) amend its Charter Documents or other comparable organizational documents or the Shareholder Rights Plan; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Certicom Shares owned by any person or the securities of any Subsidiary owned by a person other than Certicom; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Certicom or its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Certicom or its Subsidiaries or any stock appreciation rights, phantom stock awards or other rights that are linked to the value of Certicom Shares or the value of Certicom or any part thereof, other than (A) the issuance of Certicom Shares issuable pursuant to the terms of the outstanding Certicom Options, (B) the grant of Certicom Options pursuant to the terms of contractual commitments set forth in Section 5.1(1)(b) of the Disclosure Letter for the Certicom Stock Option Plans, (C) transactions between two or more wholly-owned Subsidiaries of Certicom or between Certicom and a wholly-owned Subsidiary of Certicom, (D) pursuant to pledge commitments contained in written agreements set forth in Section 5.1(1)(b) of the Disclosure Letter, and (E) as required under existing Contracts set forth in Section 5.1(1)(b) of the Disclosure Letter; (iv) redeem, purchase or otherwise acquire any of its outstanding securities or those of its Subsidiaries or any options, warrants, calls or rights to acquire any such securities (including any Certicom Options), unless otherwise required by the terms of such securities and other than in transactions between two or more wholly-owned Subsidiaries of Certicom or between Certicom and a wholly-owned Subsidiary of Certicom; (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Certicom or any of its Subsidiaries, or undertake any merger, consolidation or a reorganization of Certicom or any of its Subsidiaries; (vii) write-down any of its assets, including any Intellectual Property, or amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with GAAP; (viii) make any material tax election or settle or compromise any material tax liability; (ix) split, combine or reclassify any shares its capital or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in its capital or other equity or voting interests; (x) take any action that would result in any amendment, modification or change of any term of any Financial

Indebtedness of Certicom or any of its Subsidiaries; (xi) take any action described in Section 3.1(f)(i)(D) to (H); or (xii) enter into, modify or terminate any Contract with respect to any of the foregoing;

(c)	Certicom shall promptly notify the Acquiror in writing of any circumstance or development that is or could reasonably be expected to constitute a Material Adverse Effect or any change in any material fact set forth in the Disclosure Letter;

(d)	Certicom shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) except in the ordinary course of business consistent with past practice, sell, pledge, lease, license, dispose of or encumber any assets of Certicom or of any Subsidiary thereof; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities or contributions of capital (other than to wholly-owned Subsidiaries), (iii) acquire any material property or assets of any person except for purchases of inventory in the ordinary course of business; (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances except for refinancing of existing debt on substantially the same or more favourable terms, except as set forth in the Disclosure Letter; (v) except in the ordinary course of business, incur any liability or obligation; (vi) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the unaudited interim financial statements of Certicom as at and for the six months ended October 31, 2008; (vii) waive, relinquish, release, grant or transfer any rights of material value; (viii) make or commit to make capital expenditures that are, in the aggregate, in excess of $100,000; or (ix) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(e)	subject to Section 5.1(2), Certicom shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)	modify, amend, accelerate, terminate or cancel (A) any Specified Contract, other than amendments to customer Contracts in the ordinary course of business, or (B) any material provision of any Contract involving Intellectual Property other than amendments to customer Contracts in the ordinary course of business, or, in either case, waive, release or assign any material rights or claims thereunder;

(ii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;

(iii)	enter into any Contract containing any restriction on the ability of Certicom or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Acquiror and any of its Subsidiaries in connection with or following the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement; or

(iv)	enter into or modify any Contract or series of Contracts resulting in a new Contract or series of related new Contracts or modifications to an existing Contract or series of related existing Contracts outside the ordinary course of business, including, without limitation, any of the foregoing that would (A) result in any Vendor Contract having a term in excess of 24 months and which is not terminable by Certicom or its Subsidiaries upon notice of 6 months or less from the date of the relevant Contract or modification of Contract or impose payment or other obligations on Certicom or any of its Subsidiaries in excess of $200,000; or (B) otherwise have a Material Adverse Effect;

(f)	other than as is necessary to comply with applicable Laws, neither Certicom nor any of its Subsidiaries shall (i) grant to any officer or director of Certicom or any of its Subsidiaries an increase in compensation in any form, grant any general salary increase, make any loan to any Certicom Personnel, (ii) take any action with respect to the grant of, or increase in, any severance, change of control, or termination pay to or enter into any employment agreement with any Certicom Personnel, (iii) increase any benefits payable under its current severance or termination pay policies, (iv) adopt or materially amend or make any contribution to any Benefit Plan, Benefit Agreement or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of any Certicom Personnel, or (v) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan or Benefit Agreement;

(g)	Certicom shall not, and shall not permit any of its Subsidiaries to, settle or compromise (i) any material action, claim or proceeding brought against it and/or any of its Subsidiaries; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Arrangement Agreement or the Arrangement;

(h)	Certicom shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Certicom or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that none of Certicom or any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months from the date hereof;

(i)	Certicom shall not, and shall not permit any of its Subsidiaries to, (i) take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Certicom IP, taken as a whole; or (ii) enter into any Contract providing for a license of Intellectual Property;

(j)	Certicom shall not, and shall not permit any of its Subsidiaries to (i) enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Arrangement Agreement, would have been required to have been disclosed pursuant to Section 3.1(h)(A), (B), (H), (J) or (N), (ii) any Contract or amendment thereof that grants any person the right or ability to access, license or use all or a portion of Certicom IP, other than in the ordinary course of business consistent with past practice, or (iii) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; except, with respect to this clause (iii), where (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice, or (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, Certicom shall have provided the Acquiror with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(k)	Certicom shall not, and shall not permit any of its Subsidiaries to, enter into any Contract or material amendment to a Contract which contains any provision listed in 3.1(h)(E), (F), (G), (I), (K), (L), (R), (S), (T) or (W); and

(l)	Certicom shall not, and shall not permit any of its Subsidiaries to, commence any Litigation (other than Litigation in connection with the collection of accounts receivable, to enforce the terms of this Arrangement Agreement or the Confidentiality Agreement or as a result of Litigation commenced against Certicom or any of its Subsidiaries).

(2)	Notwithstanding Section 5.1(1)(e), Certicom shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or modify any Major Customer Contract or series of Major Customer Contracts resulting in a new Major Customer Contract or series of related new Major Customer Contracts or modifications to an existing Major Customer Contract or series of related existing Major Customer Contracts outside the ordinary course of business, including, without limitation, any of the foregoing that would (i) result in any Major Customer Contract having a term in excess of 12 months from the date hereof; (ii) result in any Major Customer Contract containing material obligations of Certicom or any of its Subsidiaries in respect of which Certicom or any of its Subsidiaries is not fully covered by an existing policy of insurance (or re-insurance) that is in full force and effect; or (iii) otherwise have a Material Adverse Effect.

(3)	Between the date of this Arrangement Agreement and the Effective Time, subject to applicable Laws, Certicom shall consult in good faith on a reasonably regular basis with the Acquiror to report material, individually or in the aggregate, operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by the Acquiror pursuant to procedures reasonably requested by the Acquiror; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Arrangement Agreement.

5.2	Covenants of Certicom Regarding the Performance of Obligations

Certicom shall and shall cause its Subsidiaries to perform all obligations required or desirable to be performed by Certicom or any of its Subsidiaries under this Arrangement Agreement, co-operate with the Acquiror in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Arrangement Agreement and, without limiting the generality of the foregoing, Certicom shall and, where appropriate, shall cause its Subsidiaries to:

(a)	apply for and use all commercially reasonable efforts to obtain any applicable regulatory approvals relating to Certicom or any of its Subsidiaries which are required in order to consummate the Arrangement and, in doing so, keep the Acquiror reasonably informed as to the status of the proceedings related to obtaining such regulatory approvals, including providing the Acquiror with copies of all related applications and notifications excluding any part thereof constituting confidential information, in draft form, in order for the Acquiror to provide its reasonable comments thereon; provided that Certicom shall not make any commitments, provide any undertakings or assume any obligations, in each case that are or would reasonably be expected to be material to Certicom or the Acquiror without the prior written consent of the Acquiror, which shall not be unreasonably withheld or delayed;

(b)	defend all lawsuits or other legal, regulatory or other proceedings against Certicom challenging or affecting this Arrangement Agreement or the consummation of the transactions contemplated hereby;

(c)	use commercially reasonable efforts to assist in effecting the resignations of the Certicom directors and cause them to be replaced as of the Effective Date by persons nominated by the Acquiror;

(d)	use commercially reasonable efforts to: (i) assist the Acquiror in obtaining all regulatory approvals referred to in Section 5.3(a); (ii) obtain all necessary or desirable consents, waivers or approvals under the Specified Contracts; provided that Certicom and its Subsidiaries shall not, without the prior written consent of the Acquiror (not to be unreasonably withheld or delayed), pay or commit to pay any money or issue or commit to issue any guarantee of any obligations in connection with Certicom obtaining such consents, waivers or approvals; and (iii) give all necessary or desirable notices under the Specified Contracts;

(e)	subject to applicable Laws, effect such reorganizations of the business, operations and assets of Certicom and its Subsidiaries or such other transactions as the Acquiror may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and co-operate with the Acquiror and its advisors in order to determine the nature of any Pre-Acquisition Reorganization that might be undertaken and the manner in which they might most effectively be undertaken; provided that any Pre-Acquisition Reorganization: (i) would not require Certicom to obtain the prior approval of the Certicom Shareholders in respect of such Pre-Acquisition Reorganization other than at the Special Meeting; (ii) are not prejudicial to Certicom securityholders in that they would not result in any taxes being imposed on, or any adverse tax or other consequences to, any securityholder of Certicom incrementally greater than the taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization; and (iii) would not impede or materially delay the completion of the Arrangement. The Acquiror shall provide written notice to Certicom of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the Effective Time. Upon receipt of such notice, the Acquiror and Certicom shall, if Certicom is required to do so pursuant to the immediately preceding sentence, work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization at least two Business Days prior to the Effective Time, or such later time as may be agreed to by the Acquiror. In addition:

(A)	if the Plan of Arrangement (or alternative transaction structure referred to in Section 2.16) is not completed, Acquiror shall pay the implementation costs of the Pre-Acquisition Reorganization and any direct or indirect costs and liabilities of Certicom and its Subsidiaries, including employment costs, taxes and liabilities as well as any costs, taxes and liabilities that may be incurred to unwind any such Pre-Acquisition Reorganization (including actual out-of-pocket costs and expenses for filing fees and external counsel);

(B)	any Pre-Acquisition Reorganization or required cooperation of Certicom in structuring, planning and implementing any Pre-Acquisition Reorganization shall not unreasonably interfere in material operations prior to the Effective Time of Certicom or any Subsidiary of Certicom (it being understood that any combination of the business, operations or assets of Certicom or any of its Subsidiaries with the business, operations or assets of one or more other Subsidiary of Certicom by way of amalgamation, merger, winding-up or otherwise shall not be considered to unreasonably interfere in material operations);

(C)	unless the Parties otherwise agree, any Pre-Acquisition Reorganization shall not require any pre-approval from any Governmental Entity;

(D)	any Pre-Acquisition Reorganization shall not require Certicom or any Subsidiary of Certicom to contravene any applicable Laws or any material Contract; and

(E)	such cooperation does not require the directors, officers, employees or agents of Certicom or its Subsidiaries to take any action in any capacity other than as a director, officer or employee or agent, and the Acquiror shall indemnify and save harmless such directors, officers, employees or agents from and against any and all liabilities, taxes, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of implementing any Pre-Acquisition Reorganization.

Acquiror acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Arrangement Agreement and shall not be considered in determining whether a representation or warranty of Certicom hereunder has been breached. Acquiror and Certicom shall work cooperatively and use reasonable commercial efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization; and

(f)	except as prohibited by applicable Laws, promptly notify the Acquiror of: (i) the occurrence of any matter or event that (A) is, or that is reasonably likely to be, material, in an adverse manner, to the business, assets, properties, financial condition or results of operations of Certicom and its Subsidiaries, taken as a whole, or (B) has resulted, or is reasonably likely to result, in (I) any representation and warranty of Certicom set forth in this Arrangement Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied or (II) any other condition to the transactions contemplated hereby and set forth in Section 6.2 not being satisfied; (ii) the failure of Certicom to perform any obligation to be performed by it under this Arrangement Agreement such that the condition set forth in Section 6.2(b) would not be satisfied; (iii) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the Arrangement or any of the other transactions contemplated by this Arrangement Agreement; (iv) any notice or other communication from any Major Customer or Major Supplier to the effect that such Major Customer or Major Supplier is terminating or otherwise materially adversely modifying its relationship with Certicom or any of its Subsidiaries as a result of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement; (v) any notice or other communication from any Governmental Entity in connection with the Arrangement or any of the other transactions contemplated in this Arrangement Agreement, and a copy of any such notice or communication (if in written form) shall be promptly furnished to the Acquiror; and (vi) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Certicom, threatened against, relating to or involving or otherwise affecting Certicom or any of its Subsidiaries that, if pending on the date of this Arrangement Agreement, would have been required to have been disclosed pursuant to Section 3.1(g) or that relate to the consummation of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement; provided, however, that, in each case, no such notification shall affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Arrangement Agreement.

5.3	Covenants of the Acquiror Regarding the Performance of Obligations

The Acquiror shall, and the Acquiror shall cause its Subsidiaries to, perform all obligations required or desirable to be performed by the Acquiror or any of the Acquiror’s Subsidiaries under this Arrangement Agreement, co-operate with Certicom in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Arrangement Agreement and, without limiting the generality of the foregoing, the Acquiror shall and where appropriate shall cause its Subsidiaries to:

(a)	apply for and use all commercially reasonable efforts to obtain any regulatory approvals relating to the Acquiror or any of the Acquiror’s Subsidiaries which are required in order to consummate the Arrangement and, in doing so, keep Certicom reasonably informed as to the status of the proceedings related to obtaining such regulatory approvals, including providing Certicom with copies of all related applications and notifications excluding any part thereof constituting confidential information, in draft form, in order for Certicom to provide its reasonable comments thereon; provided that for greater certainty, nothing contained in this Arrangement Agreement shall restrict or limit the Acquiror from making such commitments or providing such undertakings or assuming such obligations as it considers, in its sole discretion, necessary or desirable in order to obtain the regulatory approvals or any other sanctions, rulings, consents, orders, exemptions, permits and other approvals required by applicable antitrust or competition Law or (ii) shall require the Acquiror to make any such commitments, provide any such undertakings or assume any such obligations;

(b)	use all commercially reasonable efforts to assist Certicom in obtaining all consents, waivers or approvals pursuant to Specified Contracts, provided that the Acquiror shall not be obligated to pay any fees or guarantee any obligations in connection with Certicom obtaining such consents, waivers or approvals; and

(c)	defend all lawsuits or other legal, regulatory or other proceedings against the Acquiror challenging or affecting this Arrangement Agreement or the Arrangement.

5.4	Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Arrangement Agreement, during the period from the date of this Arrangement Agreement until the earlier of the Effective Time and the time that this Arrangement Agreement is terminated in accordance with its terms:

(a)

it shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to: (i) obtain all regulatory approvals required to be obtained by it; (ii) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to complete, the Arrangement; and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)	it shall not take any action, or fail to take any commercially reasonable action, or permit any of its Subsidiary to take any action or fail to take any commercially reasonable action, which action or failure to take action (i) is inconsistent with this Arrangement Agreement or (ii) would reasonably be expected to significantly impede the completion of the Arrangement except as permitted by this Arrangement Agreement;

(c)	it shall use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained to consummate the Arrangement in addition to those referred to in Sections 5.2 and 5.3; and

(d)	it shall use its commercially reasonable efforts to conduct its affairs so that all of its representations and warranties contained herein qualified as to materiality shall be true and correct and all of its representations and warranties contained herein not so qualified shall be true and correct in all material respects, in each case, on and as of the Effective Date as if made thereon (other than the representations and warranties specific to a particular date which shall remain true and correct in all material respects or in all respects, as appropriate, as of that date).

ARTICLE 6

CONDITIONS

6.1	Conditions to Each Party’s Obligation to Effect the Arrangement

The respective obligation of each Party to effect the Arrangement is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(1)	The Shareholder Approval shall have been obtained.

(2)	The Interim Order shall have been obtained in form and substance satisfactory to each of the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise.

(3)	The Final Order shall have been obtained in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise.

(4)	No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Arrangement shall be in effect.

(5)	This Arrangement Agreement shall not have been terminated pursuant to Article 8.

6.2	Additional Conditions Precedent to Obligations of the Acquiror

The obligations of the Acquiror are further subject to the satisfaction of the following conditions or waiver on or before the Effective Date or such other time prior thereto as is specified below:

(1)	The representations and warranties of Certicom contained herein that are qualified by materiality or Material Adverse Effect qualifications shall be true and correct (as so qualified), and the representations and warranties of Certicom contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Arrangement Agreement and as of the Effective Date with the same effect as though made as of the Effective Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and the Acquiror shall have received a certificate signed on behalf of Certicom by the chief executive officer and chief financial officer of Certicom to such effect.

(2)	Certicom shall have performed in all material respects all obligations required to be performed by it under this Arrangement Agreement at or prior to the Effective Date, and the Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company or other authorized senior officers to such effect.

(3)

There shall not be pending any claim, suit, action or proceeding brought or threatened in writing by any third party that has a reasonable likelihood of success or by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement or seeking to obtain from the Acquiror or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of Certicom and its Subsidiaries, taken as a whole as a consequence of the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Certicom, the Acquiror or all or any of their respective affiliates of all or any portion of the business or assets or any product of Certicom or its Subsidiaries or the Acquiror or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of Certicom or its Subsidiaries or the Acquiror or its Subsidiaries, in each case as a result of or in connection with the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement, (iii) seeking to impose limitations on the ability of the Acquiror or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any Certicom Shares or any shares in the capital of the Acquiror, including the right to vote the Certicom Shares or the shares in the capital of the Acquiror on all matters properly presented to the Certicom Shareholders, or (iv) seeking to (A) prohibit the Acquiror or any of its affiliates from effectively controlling in any respect any of the business or operations of Certicom or its Subsidiaries or (B) prevent Certicom or its Subsidiaries from operating any of their business in substantially the same manner as operated by Certicom and its Subsidiaries prior to the date of this Arrangement Agreement.

(4)	No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.2(3) shall be in effect.

(5)	There shall not have occurred a Material Adverse Effect on or with respect to Certicom that has not been publicly disclosed by Certicom prior to the date hereof or disclosed to the Acquiror in writing prior to the date hereof, and since the date of this Arrangement Agreement, there shall not have occurred a Material Adverse Effect on or with respect to Certicom, and the Acquiror shall have received a certificate signed on behalf of Certicom by the chief executive officer and the chief financial officer of Certicom to such effect.

(6)	Dissent Rights shall not have been duly exercised in connection with the Arrangement with respect to more than 10% of the Certicom Shares held by Certicom Shareholders entitled to receive notice of and vote at the Special Meeting in accordance with the Interim Order.

The foregoing conditions are for the benefit of the Acquiror and may be waived, in whole or in part, by the Acquiror in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived. If any of such conditions shall not have been complied with or waived by the Acquiror on or before the date required for their performance, the Acquiror may terminate this Arrangement Agreement by written notice to Certicom.

6.3	Additional Conditions Precedent to the Obligations of Certicom

The obligations of Certicom hereunder are further subject to the satisfaction or waiver of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

(1)

The representations and warranties made by the Acquiror in this Arrangement Agreement shall be true and correct in all material respects as of the date hereof and the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Arrangement

Agreement or except as would not have a material adverse effect on the Acquiror’s ability to complete the transactions contemplated by this Arrangement Agreement), and Certicom shall have received a certificate signed on behalf of the Acquiror by an authorized signatory to such effect.

(2)	The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Arrangement Agreement at or prior to the Effective Date, and Certicom shall have received a certificate signed on behalf of the Acquiror by an authorized signatory to such effect.

(3)	Prior to the Effective Date, the Acquiror shall have deposited or cause to be deposited with the Depository, for the benefit of the Certicom Shareholders and Optionholders, cash in the amount equal to the aggregate amount of the Cash proceeds per Share and Option Consideration payable to the Certicom Shareholders and Optionholders pursuant to the Plan of Arrangement.

The foregoing conditions are for the benefit of Certicom and may be waived, in whole or in part, by Certicom in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived. If any of such conditions shall not have been complied with or waived by Certicom on or before the date required for their performance, Certicom may terminate this Arrangement Agreement by written notice to the Acquiror.

6.4	Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Arrangement Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of either Party contained herein qualified as to materiality to be untrue or inaccurate or any of those not so qualified to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Date.

No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 8.2(1)(b) or Section 8.2(1)(c) and no payments are payable as a result of such election pursuant to Section 7.4 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Arrangement Agreement until the expiration of a period of five Business Days from such notice.

6.5	Merger of Conditions

The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of the Articles of Arrangement as contemplated by this Arrangement Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Non-Solicitation

(1)	Certicom shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Certicom or any of its Subsidiaries, (i) make, solicit, initiate, assist, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement) the initiation of any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, any effort or attempt by any other person to make or complete an Acquisition Proposal, (iii) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Acquiror, the approval or recommendation of the Board or Special Committee of the Arrangement, (iv) approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until ten business days following the public announcement of such Acquisition Proposal shall not be considered a violation of this Section 7.1(1)) or (v) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking in respect of an Acquisition Proposal; provided that nothing contained in this Arrangement Agreement shall prevent the Board from considering, negotiating, accepting, approving, recommending to Certicom Shareholders or entering into an agreement in respect of a bona fide, written Acquisition Proposal received at any time prior to obtaining Shareholder Approval, in each case solely in the manner and under the circumstances set forth in this Section 7.1 or Section 7.2, as the case may be, and in each case where the Acquisition Proposal in question:

(a)	did not result from a breach of any agreement between the person making such Acquisition Proposal and Certicom or any of its Subsidiaries, or this Section 7.1;

(b)	is not subject to a due diligence condition;

(c)	involves not less than 66 2/3% of the outstanding Certicom Shares or all or substantially all of the consolidated assets of Certicom; and

(d)	in respect of which the Board determines in its good faith judgment, after consultation with its financial advisors and its outside counsel would, if consummated in accordance with its terms, result in a transaction that: (A) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; (B) is more favourable from a financial point of view to Certicom Shareholders than the Arrangement, and (C) is not subject to any financing condition and in respect of which any required financing to complete such Superior Proposal has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained.

(any such Acquisition Proposal being referred to herein as a “Superior Proposal”).

(2)	Certicom shall, and shall cause the officers, directors, employees, representatives and agents of Certicom and its Subsidiaries to, immediately terminate any existing discussions or negotiations with any parties (other than the Acquiror) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. Certicom agrees not to release any third party from, and shall enforce, any confidentiality agreement relating to a potential Acquisition Proposal to which such third party is a party. Certicom further agrees not to release any third party from, and shall enforce, any standstill agreement or provision to which such third party is a party. Certicom shall immediately request the return or destruction of all information provided to any third party which, at any time since January 1, 2007, has entered into a confidentiality agreement with Certicom relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured.

(3)

Certicom shall immediately (and in any event within 24 hours of receipt by Certicom) notify the Acquiror of, at first orally and then in writing, of any Acquisition Proposal or inquiry that could lead to an Acquisition Proposal, in each case received after the date hereof of which any of its directors or officers become aware, or any amendments to the foregoing, or any request for non-public information relating to Certicom or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Certicom or any of its Subsidiaries by any person that informs Certicom or such Subsidiary that it is considering making, or has made, an Acquisition Proposal and any amendment thereto and if in writing or electronic form, a copy thereof, and if not in writing or electronic form, a description of the material terms of any such Acquisition Proposal or inquiry, and shall provide the identity of the person making any such Acquisition Proposal or inquiry and such other details of the proposal or inquiry as the Acquiror may reasonably request. Certicom shall keep the Acquiror fully informed of the status, including any change to the material terms, of any such Acquisition Proposal or inquiry, and shall provide to the Acquiror copies of all correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent to Certicom by or on behalf of any person making any such Acquisition Proposal.

(4)	If, prior to the approval of the Arrangement Resolution by the Certicom Shareholders, Certicom receives a request for material non-public information from a person who proposes an unsolicited bona fide Acquisition Proposal that is subject to a due diligence condition or due diligence access condition, and the Board determines in good faith that such proposal would be, if consummated in accordance with its terms and the due diligence or due diligence access condition satisfied, a Superior Proposal, then, and only in such case, the Board may, subject to the execution by such person of a non-disclosure and standstill agreement having substantially the same terms as the Confidentiality Agreement (including, for greater certainty, a standstill provision substantially identical to that set forth in the Confidentiality Agreement), provide such person with access in accordance with subsection (1) to information regarding Certicom; provided, however that the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that Certicom sends a copy of any such non-disclosure and standstill agreement to the Acquiror immediately upon its execution and the Acquiror is immediately provided with a list and copies of all information provided to such person not previously provided to the Acquiror and is immediately provided with access to information similar to that which was provided to such person.

(5)	Certicom shall ensure that its officers and directors and those of its Subsidiaries and any financial or other advisors or representatives retained by it are aware of the provisions of this Section, and it shall be responsible for any breach of this Section by any such person or its advisors or representatives.

(6)	Subject to the rights of the Acquiror in Sections 7.1, 7.2 and 8.2, nothing contained in this Arrangement Agreement shall prohibit the Board from making any disclosure to Certicom Shareholders or from calling and holding a meeting of Certicom Shareholders, or any of them, requisitioned by Certicom Shareholders, or any of them, in each case prior to the Effective Date if required under applicable Laws.

7.2	Right to Match

(1)	Subject to Section 7.2(2), Certicom covenants that it will not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a non-disclosure and standstill agreement permitted by Section 7.1(4)) nor withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Acquiror the approval or recommendation of the Arrangement, nor accept, approve or recommend any Acquisition Proposal unless:

(a)	an Acquisition Proposal has been made that the Board determines in good faith constitutes a Superior Proposal;

(b)	Certicom has complied with its obligations under Section 7.1 and the other provisions of this Article 7;

(c)	Certicom has provided Acquiror with a notice in writing that there is a Superior Proposal together with all documentation comprising the Superior Proposal, including any value (including a range of value, if any) in financial terms that the Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal;

(d)	a period (the “Response Period”) of five Business Days shall have elapsed from the date on which the Acquiror received the entirety of the documentation set forth in the prior paragraph, and, if Acquiror has proposed to amend the terms of the Arrangement in accordance with Subsection 7.2(2), the Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the terms of the Arrangement after giving effect to any offer to amend the terms of the Arrangement made by the Acquiror in accordance with Section 7.2(2);

(e)	Certicom terminates this Arrangement Agreement pursuant to Section 8.2(1)(e); and

(f)	Certicom has previously, or concurrently will have, paid to the Acquiror the Termination Fee.

(2)	During the Response Period, the Acquiror will have the right, but not the obligation, to offer to amend the terms of the Arrangement, and Certicom shall co-operate with the Acquiror with respect thereto, including negotiating in good faith with the Acquiror to enable the Acquiror to make such adjustments to the terms and conditions of this Arrangement Agreement and the Arrangement as the Acquiror deems appropriate and as would enable the Acquiror to proceed with the Arrangement and any related transactions on such adjusted terms. The Board will review in good faith any such offer by the Acquiror to amend the terms of the Arrangement, including an increase in, or modification of, the consideration to be received by the Certicom Shareholders, to determine whether the Acquisition Proposal to which the Acquiror is responding would be a Superior Proposal when assessed against the Arrangement as the Acquiror has offered to amend it. If the Board does not so determine, the Board will promptly reaffirm its recommendation of the Arrangement and enter into an amended Arrangement Agreement with Acquiror reflecting Acquiror’s offer to amend the terms of the Arrangement.

(3)	If Certicom provides Acquiror with notice under Section 7.2(1) on a date that is less than five Business Days before the date of the Special Meeting, subject to applicable Laws, Certicom shall postpone or adjourn the Special Meeting to a date that is at least five Business Days but not more than 10 Business Days after the scheduled date of the Special Meeting.

(4)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of Certicom Shares shall constitute a new Acquisition Proposal for the purposes of this Section 7.2 and the Acquiror shall be afforded a new Response Period in respect of each such Acquisition Proposal.

7.3	Agreement as to Damages

Notwithstanding any other provision relating to the payment of fees, including the payment of brokerage fees, if after the execution of this Arrangement Agreement the Arrangement is not consummated because:

(a)	the Acquiror shall have terminated this Arrangement Agreement pursuant to Section 8.2(1)(d);

(b)	(i) a bona fide Acquisition Proposal shall have been made or proposed to Certicom or to the Certicom Shareholders after the date hereof and prior to the Special Meeting; (ii) this Arrangement Agreement is terminated pursuant to Section 8.2(1)(a)(iii); and (iii) within 12 months of the date of this Arrangement Agreement an Acquisition Proposal is completed (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above);

(c)	the Acquiror shall have terminated this Arrangement Agreement pursuant to Section 8.2(1)(b) in the event of any willful or intentional breach by Certicom of any of its obligations under this Arrangement Agreement; or

(d)	Certicom shall have terminated this Arrangement Agreement pursuant to Section 8.2(1)(e),

then Certicom shall pay to the Acquiror, within two Business Days of the first to occur of (a), (b) or (c) above (or, in the case of (d) contemporaneously or prior to such termination), the amount of $4,000,000 (the “Termination Fee”) as liquidated damages in immediately available funds to an account designated by the Acquiror. For greater certainty, the Parties acknowledge that Certicom shall not be obligated to make more than one payment pursuant to this Section 7.3.

Each Party acknowledges that the payment amount set out in this Section 7.3 is a payment of liquidated damages which is a genuine pre-estimate of the damages which the Acquiror will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Arrangement Agreement and is not a penalty. Certicom irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Article 8, payment of the amount determined pursuant to this Section 7.3 in the manner provided in respect thereof is the sole monetary remedy of the Acquiror, provided however that payment by Certicom and acceptance by Acquiror of the amounts required to be paid pursuant to Section 7.3 shall not be in lieu of any damages or any other payment or remedy available in the event of any willful or intentional breach by Certicom of any of its obligations under this Arrangement Agreement.

7.4	Fees and Expenses

(1)	Subject to subsections (2), (3) and (4), each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Arrangement Agreement and the Arrangement.

(2)	If this Arrangement Agreement is terminated by the Acquiror pursuant to (i) Section 8.2(1)(a)(iii) or (ii) Section 8.2(1)(b) based on any condition contained in Section 6.2(1) or (2) not having been satisfied or waived by the Acquiror at or before the Effective Date, then (unless the Acquiror shall have made a misrepresentation or breached a warranty or covenant under this Arrangement Agreement in such a manner that Certicom would be entitled to rely on the failure of a condition set forth in Section 6.3 as a reason not to complete the Arrangement and terminate this Arrangement Agreement pursuant to Section 8.2(1)(c)), Certicom shall pay the Acquiror $500,000 as reimbursement to the Acquiror for its out-of-pocket expenses incurred in connection with the transactions contemplated hereby.

(3)	If this Arrangement Agreement is terminated by Certicom pursuant to Section 8.2(1)(c), then (unless Certicom shall have made a misrepresentation or breached a warranty or covenant under this Arrangement Agreement in such a manner that the Acquiror would be entitled to terminate this Arrangement Agreement pursuant to Section 8.2(1)(b)), the Acquiror shall pay Certicom $500,000 as reimbursement to Certicom for its out-of-pocket expenses incurred in connection with the transactions contemplated hereby.

(4)	No fees shall be payable by Certicom under subsection (2) if Certicom has paid the amount provided under Section 7.3.

(5)	The Acquiror shall be responsible for any filing fees made in support of any filings made to a Governmental Entity in respect of the transactions contemplated by this Arrangement Agreement.

(6)	Payments of any amounts under subsection (2) (in the case only of terminations pursuant to Section 8.2(1)(b)), or subsection (3) shall not be exclusive of any other remedies to which the parties may be entitled as a result of the termination of this Arrangement Agreement.

7.5	Injunctive Relief

Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Arrangement Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

7.6	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement, Certicom shall, and shall cause its Subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to the Acquiror and to the officers, employees, agents and representatives of the Acquiror such access as the Acquiror may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish the Acquiror with all data and information as the Acquiror may reasonably request. The Parties acknowledge and agree that information furnished pursuant to this Section shall be subject to the terms and conditions of the Confidentiality Agreement.

7.7	Insurance and Indemnification

(1)	The Acquiror shall, or in the alternative may request Certicom to, purchase “run-off” directors’ and officers’ liability insurance for a period of up to six years from the Effective Date, provided that the cost of such insurance shall not exceed $125,000.

(2)	The Acquiror agrees that all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Certicom and its Subsidiaries that are disclosed in Section 7.7 of the Disclosure Letter shall survive the completion of the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.

7.8	Certain employee matters

Following the Effective Date, the Acquiror shall cause Certicom to make a bonus payment to all employees and consultants of Certicom as at the date of this Agreement in accordance with any Certicom’s annual incentive bonus plan and on a basis consistent with Certicom’s past practice following the completion of the fiscal year ending April 30, 2009; provided that any such employee or consultant whose position or engagement, as the case may be, is terminated prior to the payment of the time of payment of such bonuses shall receive at the time of payment of such bonuses an amount that would have been determined in accordance with the foregoing, pro-rated such that it is proportional to the duration of the portion of such fiscal year that the employee has been employed or engaged, as the case may be, without regard to any periods of notice that the individual may have at Law or pursuant to any Contract.

7.9	Termination of Certain Plans

Prior to the Closing Date, the Company shall take all actions necessary (including without limitation, the required corporate actions) to terminate, in accordance with all applicable Law, any and all tax qualified defined contribution plans sponsored or maintained by the Company that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, provided that the Acquiror shall use commercially reasonable efforts to offer those employees of the Company who will be employees of the Acquiror (including for greater certainty its direct and indirect subsidiaries) immediately following the Effective Time with the opportunity to participate in a tax-qualified defined contribution plan sponsored by the Acquiror (including, without limitation and subject to applicable Law, the ability of such employee to rollover any account balance and plan loan outstanding as of the Effective Time.

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Arrangement Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement in accordance with its terms.

8.2	Termination

(1)	This Arrangement Agreement may:

(a)	be terminated either by the Acquiror or by Certicom if

(i)	any Law makes the making or completion of the Arrangement or the transactions contemplated by this Arrangement Agreement illegal or otherwise prohibited;

(ii)	the Arrangement shall not have been consummated by the Outside Date for any reason; provided, however, that the right to terminate this Arrangement Agreement under this Section 8.2(1)(a)(ii) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Arrangement Agreement; or

(iii)	the Special Meeting shall have been held and the Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(b)	subject to Section 6.4, be terminated by the Acquiror if the Acquiror is not in material breach of its obligations under this Arrangement Agreement and Certicom breaches any of its representations, warranties, covenants or agreements contained in this Arrangement Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2;

(c)	subject to Section 6.4, be terminated by Certicom if Certicom is not in material breach of its obligations under this Arrangement Agreement and the Acquiror breaches any of its representations, warranties, covenants or agreements contained in this Arrangement Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3;

(d)	be terminated by Acquiror if, prior to the Effective Time, (i) the Board or Special Committee shall have withdrawn, withheld, qualified or modified in a manner adverse to Acquiror its recommendation of the Arrangement and this Arrangement Agreement (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal beyond a period of ten calendar days after public announcement of an Acquisition Proposal shall be considered an adverse modification), (ii) the Board or Special Committee shall have approved or recommended any Acquisition Proposal; (iii) Certicom shall have breached Section 7.1 in any material respect; or (iv) the Acquiror requests that the Board reaffirm its recommendation of the Arrangement and this Arrangement Agreement and the Certicom Board shall not have done so by the fifth Business Day following receipt of such request; or

(e)	be terminated by Certicom in order to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 7.1(4)), subject to compliance with Sections 7.1 and 7.2 in all material respects and provided that no termination under this Section 8.2(1)(e) shall be effective unless and until Certicom shall have paid to the Acquiror the amount required to be paid pursuant to Section 7.3;

in each case, prior to the Effective Time unless stated otherwise.

(2)	If this Arrangement Agreement is terminated in accordance with the foregoing provisions of this Section, this Arrangement Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as provided in Sections 7.3, 7.4, 7.5 (including for greater certainty payment of the Termination Fee under any of the circumstances specified in Section 7.3), 9.1, 9.2, 9.3, 9.6 and 9.7 and the Confidentiality Agreement and as otherwise expressly contemplated hereby, and provided that neither the termination of this Arrangement Agreement nor anything contained in this Section 8.2 shall relieve any Party from any liability for any breach by it of this Arrangement Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

8.3	Waiver

Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9

GENERAL PROVISIONS

9.1	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

(1)	if to the Acquiror:

487 E. Middlefield Road
M/S MV2-2-1
Mountain View, California 94043
U.S.A.

Attention:	Kevin Werner
Richard H. Goshorn

Telephone:	(650) 961-7500
Facsimile:	(650) 426-5113

with a copy to:

Osler, Hoskin & Harcourt LLP
620 8th Avenue
36th Floor
New York, NY 10018

Attention:	Doug Bryce

Telephone:	(212) 867-5800
Facsimile:	(212) 867-5802
E-Mail:	dbryce@osler.com

and a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	Christopher Austin

Telephone:	(212) 225-2000
Facsimile:	(212) 225-3999
E-Mail:	caustin@cgsh.com

(2)	if to Certicom:

Certicom Corp.
5520 Explorer Drive, 4th Floor
Mississauga, Ontario L4W 5L1
Attention:	Karna Gupta

Telephone:	1.905.507.4220
Facsimile:	1.905.507.4230
E-Mail:	kgupta@certicom.com

with a copy to:

Blake, Cassels & Graydon LLP
Box 25, Commerce Court West
199 Bay Street
Toronto, Ontario
Canada M5L 1A9

Attention:	Chris Hewat

Telephone:	416.863.2761
Facsimile:	416.863.2653
E-Mail:	chris.hewat@blakes.com

9.2	Miscellaneous

This Arrangement Agreement: (i) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, between the Parties with respect to the subject-matter hereof save for the Confidentiality Agreement; (ii) shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns; and (iii) is not intended to confer upon any other person any rights or remedies hereunder. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar electronic copy of this Arrangement Agreement, and such facsimile or similar electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

9.3	Governing Law

This Arrangement Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Arrangement Agreement and the Arrangement.

9.4	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Arrangement Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Arrangement Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.5	Time of Essence

Time shall be of the essence in this Arrangement Agreement.

9.6	Binding Effect and Assignment

The Acquiror may assign all or any part of its rights under this Arrangement Agreement to, and its obligations under this Arrangement Agreement may be assumed by, a Subsidiary of the Acquiror, provided that if such assignment and/or assumption takes place, the Acquiror shall continue to be liable jointly and severally with such Subsidiary for all of its obligations hereunder. This Arrangement Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. No third party shall have any rights hereunder. Except as expressly permitted by the terms hereof, neither this Arrangement Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

9.7	Severability

If any term or other provision of this Arrangement Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Arrangement Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Arrangement Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8	Counterparts

This Arrangement Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Acquiror and Certicom have caused this Arrangement Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERISIGN, INC

By:	Kevin A. Werner, SVP, Corporate Development & Strategy

By:	/s/ Kevin A. Werner

CERTICOM CORP.

By:	/s/ J. Ian Giffen, Director

By:	/s/ David Lewis, VP, General Counsel

Exhibit A

To the Arrangement Agreement

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF

CERTICOM CORP.

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Certicom Corp. (the “Company”) and VeriSign, Inc. (the “Acquiror”), as more particularly described and set forth in the management information circular (the “Circular”) of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Exhibit C to the Arrangement Agreement made as of January 23, 2009 between the Acquiror and the Company (the “Arrangement Agreement”) (as the Plan of Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

3.	Notwithstanding that this resolution has been passed, and the Arrangement adopted, by the holders of common shares of the Company (“Common Shares”) or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of the Company are hereby authorized and empowered without further notice to or approval of the holders of Common Shares (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing.

5.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such Person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-1

Exhibit B

To the Arrangement Agreement

INTERIM ORDER

Court File No. 09 – CL - •

Ontario

SUPERIOR COURT OF JUSTICE

(COMMERCIAL LIST)

THE HONOURABLE	)	• DAY, THE
	)	• DAY OF •, 2009
JUSTICE •	)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF CERTICOM CORP.

INTERIM ORDER

THIS MOTION, made by the Applicant Certicom Corp. (“Certicom”), for an interim order (the “Interim Order”) for advice and directions of the Court in connection with an application (the “Application”) to approve an arrangement under section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application issued •, 2009, the Notice of Motion dated •, 2009, the affidavit of • sworn •, 2009 (the “Affidavit”) and the exhibits thereto, and on hearing the submissions of counsel for Certicom and counsel for [Acquiror] (“[Acquiror]”) and on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear.

Definitions

1. THIS COURT ORDERS that all capitalized terms not otherwise defined in this Interim Order shall have the meanings ascribed thereto in the draft Management Information Circular (the “Circular”) attached as Exhibit “A” to the Affidavit.

The Meeting and Materials

2. THIS COURT ORDERS that Certicom is authorized and directed to call, hold and conduct a special meeting (the “Meeting”) of the holders (the “Shareholders”) of voting common shares in the capital of Certicom (the “Common Shares”) at which the Shareholders will be asked to, among other things, consider and, if deemed advisable, to approve, with or without variation, the Arrangement Resolution, a copy of which is attached as Appendix “•” to the draft Circular, to, among other things, authorize, approve and adopt the Arrangement and Plan of Arrangement.

3. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the notice of Meeting which forms part of the Circular (the “Notice of Meeting”), the CBCA, the articles and the by-laws of Certicom (including quorum requirements thereof) and the rulings and directions of the Chair of the Meeting, subject to the terms of this Interim Order or any further Order of this Honourable Court.

4. THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be: (a) the registered Shareholders as at the Record Date (•, 2009, as defined below) or their respective proxy holders; (b) the officers, directors, auditors and advisors of Certicom; (c) representatives and advisors of [Acquiror]; (d) the Director; and (e) other persons with the permission of the Chair of the Meeting.

Distribution of Meeting Materials and Optionholder Materials

5. THIS COURT ORDERS that Certicom is hereby authorized to distribute the Notice of Meeting, the Circular (which attaches the Notice of Application and this Interim Order), the form of proxy (for registered Shareholders) and the letter of transmittal, along with such amendments or additional documents as counsel for Certicom may advise are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), as follows:

(a)	to registered Shareholders, by

(i)	mailing same by pre-paid ordinary mail, delivery in person, by courier or inter-office mail, to their last known address as they appear on the books and records of Certicom as of the Record Date (•, 2009) and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Certicom, or

(ii)	by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of Certicom, who requests such transmission in writing and, if required by Certicom, who is prepared to pay the charges for such transmission, not later than twenty-one (21) days prior to the date established for the Meeting in the Notice of Meeting,

(b)	to non-registered Shareholders, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees, in accordance with National Instrument 54-101 of the Canadian Securities Administrators, and in the case of the form of proxy and letter of transmittal, as requested by intermediaries or registered nominees,

(c)	to the directors and auditors of Certicom and to the Director, by mailing by pre-paid ordinary mail, delivery in person, courier, inter-office mail, electronic or facsimile transmission, not later than twenty-one (21) days prior to the date established for the Meeting in the Notice of Meeting, and

(d)	the Toronto Stock Exchange by electronically filing the Meeting Materials via the System for Electronic Document Analysis and Retrieval at least twenty-one (21) days prior to the date established for the Meeting in the Notice of Meeting, and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

6. THIS COURT ORDERS that Certicom is hereby authorized to distribute the Circular (which attaches the Notice of Application and this Interim Order) and any other communications or documents determined by Certicom to be necessary or desirable (collectively, the “Optionholder Materials”) to the holders of options to purchase Common Shares (“Optionholders”), by pre-paid ordinary mail, delivery in person, electronic or facsimile transmissions, courier or inter-office mail, concurrently with the distribution described in paragraph 5 of this Interim Order. Distribution to such persons shall be to their last known addresses as they appear on the books and records of Certicom. The Optionholders are hereby made parties to this proceeding.

Updating Meeting Materials and Optionholder Materials

7. THIS COURT ORDERS that Certicom is hereby authorized to make such amendments, updates, revisions or supplements to the Meeting Materials and Optionholder Materials which are not inconsistent with the terms of this Interim Order as Certicom may determine in accordance with the terms of the arrangement agreement entered into between Certicom and the [Acquiror] including any amendments made in accordance therewith (collectively, the “Arrangement Agreement”) (the “Additional Information”), and that notice of such Additional Information may be communicated to Shareholders and Optionholders by press release, newspaper advertisement or one of the methods by which the Meeting Materials and Optionholder Materials will be distributed as Certicom may determine appropriate. Any amendments, updates or supplements to any of the Meeting Materials, and any notice of any adjournment or postponement of the Meeting, will be deemed to have been received by the Shareholders and Optionholders within the times provided in paragraph 9 below.

Record Date

8. THIS COURT ORDERS that the record date (the “Record Date”) for determining (i) the Shareholders entitled to receive the Meeting Materials and to vote at the Meeting, and (ii) Optionholders entitled to receive the Optionholder Materials shall, in each case, be 5:00 p.m. (Toronto time) on •, 2009.

Deemed Receipt

9. THIS COURT ORDERS that the Meeting Materials and Optionholder Materials shall be deemed for the purposes of this Interim Order to have been received,

(a)	in the case of mailing, three (3) days after delivery thereof to the post office,

(b)	in the case of delivery in person, upon receipt thereof at the intended recipient’s address,

(c)	in the case of delivery by courier or by inter-office mail, one (1) Business Day after receipt by the courier or inter-office system,

(d)	in the case of distribution by facsimile transmission, upon obtaining a delivery receipt confirming the transmission thereof,

(e)	in the case of distribution by electronic transmission, upon the sending thereof,

(f)	in the case of press release, at the time of dissemination of the press release,

(g)	in the case of newspaper advertisement, at the time of publication of the newspaper advertisement, and

(h)	in all such cases leave is granted for service outside Ontario to the extent such leave is required.

For the purposes of this Interim Order, “Business Day” shall mean any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada or New York, N.Y., Unites States of America.

10. THIS COURT ORDERS that distribution of the Meeting Materials and Optionholder Materials pursuant to paragraphs 5 and 6 of this Interim Order shall constitute good and sufficient service and notice thereof upon all such persons of the Meeting and the within Application. Further, no other form of service of the Meeting Materials or the Optionholder Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings, the within Application, and/or the Meeting to the persons described in paragraphs 5 and 6 of this Interim Order or to any other persons.

11. THIS COURT ORDERS that the accidental failure or omission by Certicom to give notice of the Meeting or to distribute the Meeting Materials or Optionholder Materials due to mistake or events beyond the control of Certicom, or the non-receipt of such notice or materials, shall not invalidate any resolution passed or proceedings taken at the Meeting and shall not constitute a breach of this Interim Order, but if any such failure or omission is brought to the attention of Certicom, then Certicom shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

Amendments

12. THIS COURT ORDERS that Certicom is authorized, in the manner contemplated by the Arrangement Agreement, to make such amendments, revisions and/or supplements to the Arrangement and Plan of Arrangement as it may determine are appropriate, without any additional notice to the Shareholders, the Optionholders, or any other person, and the Arrangement and the Plan of Arrangement as so amended, revised and/or supplemented, shall be the Arrangement and Plan of Arrangement submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution. If such amendment, modification or supplement is made following the Meeting it shall be subject to approval by this Honourable Court at the hearing for the Final Order.

Adjournments and Postponements

13. THIS COURT ORDERS that Certicom, if it deems advisable and subject to the terms of the Arrangement Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Shareholders respecting the adjournment or postponement. Notice of any such adjournment or postponement shall be given by press release, newspaper advertisement or by such method as Certicom deems appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments.

Proxies

14. THIS COURT ORDERS that Certicom is authorized to use the form of proxy in substantially the same form attached as Exhibit “•” to the Affidavit, with such amendments as counsel for Certicom may determine are necessary or desirable, provided that such amendments and additional information are not inconsistent with the terms of this Interim Order. Certicom is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for this purpose, and by mail or such other forms of personal or electronic communication as it may determine, subject to the terms of the Arrangement Agreement.

15. THIS COURT ORDERS that the procedures for Shareholders to revoke proxies and to use proxies at the Meeting shall be as set out in the Circular, including that proxies must be received by Certicom no later than 48 hours, excluding Saturdays, Sundays and holidays, prior to the start of the Meeting or any adjournment of the Meeting. Certicom may in its discretion waive generally the time limits for the deposit of proxies by Shareholders, if Certicom deems it advisable to do so, subject to the terms of the Arrangement Agreement.

Voting

16. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution shall be the registered Shareholders as at the close of business on the Record Date.

17. THIS COURT ORDERS that, subject to further Order of this Honourable Court, the vote required to pass and approve the Arrangement Resolution shall be the affirmative vote of at least 66  2/3% of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Meeting. Such vote shall be sufficient to authorize and direct Certicom to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with that provided for in the Circular without the necessity of any further approval by the Shareholders, subject only to final approval of the Plan of Arrangement by this Honourable Court.

18. THIS COURT ORDERS that in respect of the vote on the Arrangement Resolution and in respect of matters properly brought before the Meeting pertaining to items of business affecting Certicom (other than in respect of the Arrangement Resolution), each Shareholder is entitled to one vote for each Common Share held. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast. Proxies that are properly signed and dated but that do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

Rights of Dissent

19. THIS COURT ORDERS that:

(a)	each registered Shareholder as of the Record Date, and

(b)	each non-registered Shareholder as of the Record Date who becomes a registered Shareholder as of the Dissent Deadline (defined below), and

(c)	each holder of Options as of the Record Date who (i) exercises their Options prior to the Dissent Deadline (defined below), and (ii) is a registered Shareholder as of the Dissent Deadline (defined below), shall be entitled to exercise rights of dissent in connection with the Arrangement Resolution in accordance with section 190 of the CBCA, as modified by the terms of the Plan of Arrangement and this Interim Order, including that:

(a)	notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Certicom as set out in the Circular by no later than 5:00 p.m. (Toronto time) on the Business Day that is two Business Days prior to the date of the Meeting (or any adjournment or postponement thereof) (the “Dissent Deadline”),

(b)	notwithstanding section 190 of the CBCA, if the Arrangement is completed, [Acquiror] shall be required to offer to pay fair value as of the day prior to approval of the Arrangement Resolution, to Shareholders who duly exercise rights of dissent, and to pay the amount to which such holders may be entitled pursuant to the terms of the Plan of Arrangement, and

(c)	the “court” referred to in section 190 of the CBCA means this Honourable Court.

20. THIS COURT ORDERS that registered Shareholders who duly exercise such rights of dissent set out in paragraph 19 above and who:

(a)	are determined to be entitled to be paid fair value for their Common Shares, shall be deemed to have transferred their Common Shares to [Acquiror] as of the

Effective Time without any further act or formality and free and clear of all hypothecs, mortgages, liens, charges, security interests, encumbrances, restrictions, adverse claims or other claims of third parties of any kind, for cancellation in consideration for a payment of cash from [Acquiror] equal to such fair value, or

(b)	are not entitled, for any reason, to be paid fair value for their Common Shares pursuant to the exercise of the right of dissent, shall be deemed to have participated in the Plan of Arrangement on the same basis and at the same time as any non-dissenting registered Shareholder, but in no case shall Certicom or [Acquiror] or any other person or entity be required to recognize such dissenting Shareholders as holders of Common Shares at or after the Effective Time, and the names of such dissenting Shareholders shall be deleted from the registers of the Shareholders at the Effective Time.

Approval of Arrangement

21. THIS COURT ORDERS that upon approval by the Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, Certicom may apply to this Honourable Court for the Final Order approving this Arrangement on or about •, 2009.

22. THIS COURT ORDERS that, subject to further order of this Honourable Court, the only persons entitled to notice of any further proceedings herein, including any hearing to consider and if deemed advisable to approve the Arrangement (including any adjournments thereof), and to appear and to be heard thereon, shall be (a) solicitors for Certicom, (b) solicitors for [Acquiror], (c) the Director, and (d) persons who have delivered a Notice of Appearance herein in accordance with this Interim Order.

Variance

23.	THIS COURT ORDERS that Certicom shall be entitled, at any time, to seek leave to vary this Interim Order.

Precedence

24. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between the matters provided for in this Interim Order and the terms of any instrument creating, governing or collateral to the Common Shares or Options or the articles or by-laws of Certicom, this Interim Order shall govern.

Service and Filing

25. THIS COURT ORDERS that the time for service of the Notice of Motion and Motion Record be and is hereby abridged and that the Notice of Motion is properly returnable today and that service of the Notice of Motion and Motion Record on any of the Shareholders or Optionholders or any other interested person is hereby dispensed with.

26. THIS COURT ORDERS that any materials to be filed by Certicom in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

27. THIS COURT ORDERS that a Notice of Appearance together with any materials that a person intends to rely upon must be served on Certicom’s solicitors as soon as reasonably practicable, and, in any event, not less than five (5) Business Days before the hearing of the Application. Service of any such Notice of Appearance and materials shall be made on Certicom’s solicitors, •, Attention: •, with a copy to solicitors for [Acquiror] at the following address: •, Attention: •.

Extra-Territorial Assistance

28. THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any Province or Territory of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United Sates to act in aid of and to assist this Honourable court in carrying out the terms of this Interim Order.

Exhibit C

To the Arrangement Agreement

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquiror” means VeriSign, Inc., a corporation incorporated under the laws of the State of Delaware;

“Arrangement” means an arrangement under the provisions of Section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order (with the consent of the Company and the Acquiror, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement made as of the 23rd day of January, 2009 between the Company and the Acquiror, as same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution of the Shareholders, approving the Arrangement, such resolution to be in substantially the form of Exhibit A attached to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, to be filed with the Director after the Final Order is made;

“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada or New York, N.Y., United States of America;

“Cash Proceeds per Share” shall mean $2.10 cash, subject to adjustment in accordance with Section 2.6;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time;

“Certificate” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Charter Documents” means articles and by-laws and similar constating documents of the Company;

“Company” means Certicom Corp., a corporation continued under the CBCA;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depository” means Computershare Trust Company of Canada at its principal office in Toronto, Ontario;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” shall have the meaning ascribed thereto in Section 3.1(a);

“Dissenting Shareholder” means a Shareholder who has properly and validly dissented in respect of the Arrangement Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such dissent and who is ultimately determined to be entitled to be paid the fair value of its Shares, but only in respect of the Shares in respect of which Dissent Rights are validly exercised by such Shareholder;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate;

“Effective Time” means the first moment in time in Toronto on the Effective Date;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of the Company and the Acquiror, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment shall be acceptable to the Acquiror and the Company, each acting reasonably) on appeal;

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner (including the Commissioner of Competition appointed pursuant to the Competition Act (Canada)), tribunal (including the Competition Tribunal established under the Competition Tribunal Act (Canada)), board, bureau, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (d) stock exchange, automated quotation system, self regulatory authority or securities regulatory authority, including, without limitation, the TSX;

“Interim Order” means the interim order of the Court, as the same may be amended by the Court (with the consent of the Company and the Acquiror, each acting reasonably), made in connection with the Arrangement following the application therefor contemplated by the Arrangement Agreement;

“Law” means any federal, state, provincial or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity;

“Letter of Transmittal” means a letter of transmittal to be forwarded or made available by the Company to Shareholders, in a form acceptable to the Acquiror, acting reasonably, for use by such Shareholders in connection with the Arrangement as contemplated herein;

“Liens” means any pledges, claims, liens, charges, options, hypothecs, mortgages, security interests, restrictions, adverse rights or any other encumbrances of any kind or nature whatsoever;

“Notice of Dissent” means a written notice provided by a Shareholder to the Company setting forth such Shareholder’s objection to the Arrangement Resolution and exercise of Dissent Rights;

“Option Consideration” means the aggregate cash payable by the Company pursuant to Section 2.2(3);

“Optionholders” means the holders of Options;

“Options” means any existing right or option to purchase Shares outstanding under the Stock Option Plans;

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement, and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;

“Proxy Circular” means the management information circular of the Company dated •, 2009 sent to Shareholders in connection with the Special Meeting, including the schedules and appendices thereto and all amendments, revisions, supplements and updates from time to time made thereto;

“Purchase Price” shall have the meaning ascribed thereto in Section 2.4;

“Shareholder Rights Plan” means the Shareholder Rights Plan Agreement adopted on September 22, 1997 and amended and restated on October 8, 2003 and ratified and reconfirmed as of September 21, 2006 between the Company and Computershare Trust Company of Canada, as amended from time to time;

“Shareholders” means, at any time and unless the context otherwise requires, the registered holders of Shares at such time;

“Shares” means the issued and outstanding common shares in the capital of the Company (including common shares issued upon the exercise of Options) and shall include any shares into which the Shares may be reclassified, subdivided, consolidated or converted and any rights or benefits arising therefrom including any extraordinary distribution of securities which may be declared in respect of the Shares (except in accordance with this Plan of Arrangement);

“Special Meeting” means the special meeting of the Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Arrangement Resolution;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“Stock Option Plans” means the 1997 Stock Option Plan, as amended as of October 19, 2000 and September 20, 2007, of Certicom, the March 25, 2000 U.S. Stock Option Plan, as amended as of September 20, 2007, of Certicom, and the 2000 Directors’ Incentive Plan of Certicom, collectively; and

“TSX” means Toronto Stock Exchange.

1.2	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4	Time

All times expressed herein or in any Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.5	Currency

All references to currency in this Plan of Arrangement are to Canadian dollars, being lawful money of Canada, unless otherwise specified.

1.6	Statutory References

Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2

THE ARRANGEMENT

2.1	Effectiveness

Subject to the terms of the Arrangement Agreement, this Plan of Arrangement will become effective at the Effective Time (except as otherwise provided herein) and will be binding from and after the Effective Time on: (i) the Company; (ii) the Acquiror; (iii) all holders and all beneficial owners of Shares; (iv) all holders and all beneficial owners of Options; (v) the registrar and transfer agent in respect of the Shares; and (vi) the Depository.

2.2	The Arrangement

On the Effective Date and commencing at the Effective Time, the following shall occur and be deemed to occur in the following order without further act or formality:

(1)	notwithstanding the terms of the Shareholder Rights Plan, the Shareholder Rights Plan shall be terminated and all SRP Rights shall be cancelled without any payment in respect thereof;

(2)	each Share in respect of which Dissent Rights have been validly exercised before the Effective Time shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Acquiror in consideration for a debt claim against the Acquiror in an amount determined and payable in accordance with Article 3, and the name of such holder will be removed from the register of holders of Shares (in respect of the Shares for which Dissent Rights have been validly exercised before the Effective Time), and the Acquiror shall be recorded as the registered holder of Shares so transferred and shall be deemed to be the legal and beneficial owner of such Shares free and clear of any Liens;

(3)	all of the Options granted and outstanding and exercisable to acquire Shares immediately prior to the Effective Time shall, without any further action on behalf of any Optionholder and without any payment except as provided in this Plan of Arrangement, be disposed of and surrendered by the holders thereof to the Company without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Shares underlying such Options held by such holder and the Cash Proceeds per Share over (ii) the aggregate exercise price payable under such Options by the holder to acquire the Shares underlying such Options. All Options issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled;

(4)	notwithstanding the terms of the Stock Option Plans, the Stock Option Plans shall be terminated; and

(5)	each Share outstanding immediately prior to the Effective Time (including any Share issued upon the effective exercise of Options prior to the Effective Date), other than Shares held by the Acquiror and its affiliates, and other than Shares held (or previously held) by a Dissenting Shareholder, shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Acquiror in exchange for a payment in cash equal to the Cash Proceeds per Share, and the name of such holder will be removed from the register of holders of Shares and the Acquiror shall be recorded as the registered holder of Shares so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any Liens, and such payment shall be made upon the presentation and surrender by or on behalf of the holder to the Depository (acting on behalf of the Acquiror) of the certificate formerly representing Shares and a Letter of Transmittal as more fully described in Section 2.3.

2.3	Letter of Transmittal

At the time of mailing the Proxy Circular or as soon as practicable after the Effective Date, the Company shall forward to each Shareholder and Optionholder at the address of such holder as it appears on the register maintained by or on behalf of the Company in respect of the holders of Shares or Options, as the case may be, the Letter of Transmittal in the case of holders of Shares and instructions for obtaining delivery of that portion of the Purchase Price or the Option Consideration, as the case may be, payable to such holder following the Effective Date pursuant to this Plan of Arrangement.

2.4	Delivery of Purchase Price and Option Consideration

Prior to the Effective Date, (i) the Acquiror shall deposit, or arrange to be deposited, the money required for the payment of the aggregate Cash Proceeds per Share (the “Purchase Price”) for the Shares acquired pursuant to Section 2.2(5) for the benefit of and in trust for the holders of Shares entitled to receive Cash Proceeds per Share for each Share held by them in a special account with the Depository to be paid to or to the order of the respective former holders of such Shares without interest, and (ii) the Company shall deposit the money required for the payment of the aggregate Option Consideration for the Options which are acquired by the Company for cash pursuant to Section 2.2(3) for the benefit of and in trust for the holders of such Options in a special account with the Depository to be paid to or to the order of the respective former holders of such Options without interest. All such money shall be cash, denominated in Canadian dollars in same day funds payable at Toronto, Ontario. Such money shall not be used for any purpose except as provided in this Plan of Arrangement. Such payment to or to the order of the aforesaid former holders shall be made on presentation and surrender at the principal office of the Depository in the City of Toronto of, in the case of Shares, the certificate(s) representing the Shares which were acquired by the Acquiror pursuant to Section 2.2(5), and a duly completed Letter of Transmittal and such other documents and instruments, if any, as the Acquiror and/or the Depository may reasonably require. Upon surrender to the Depository for transfer to the Acquiror of, in the case of a Shareholder, a certificate which immediately prior to the Effective Time represented Shares in respect of which the holder is entitled to receive cash under the Arrangement, and a duly completed Letter of Transmittal, and such other documents and instruments as would have been required to effect the transfer of the Shares formerly represented by such certificate under the CBCA and the by-laws of the Company and such additional documents and instruments as the Acquiror and the Depository may reasonably require, such former holder shall be entitled to receive in exchange therefor, and as soon as practicable after the Effective Time the Depository shall deliver to such holder, by cheque (or, if required by applicable laws, a wire transfer) for the amount of cash such holder is entitled to receive under the Arrangement (together, if applicable, with any unpaid dividends or distributions declared on the Shares, if any, prior to the Effective Time). In the event of a transfer of ownership of Shares that was not registered in the securities register of the Company, the amount of cash payable for such Shares under the Arrangement may be delivered to the transferee if the certificate representing such Shares is presented to the Depository as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid. As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of the Company to each Optionholder, as reflected on the books and records of the Company, a cheque (or, if required by applicable laws, a wire transfer) for the amount of cash such Optionholder is entitled to receive under the Arrangement in accordance with Section 2.2(3). Thereafter, the Acquiror and the Company shall be fully and completely discharged from their obligation to pay the Purchase Price to the former holders of such Shares and the aggregate Option Consideration to former holders of Options referred to in Section 2.2(5) and 2.2(3), respectively, and the rights of such holders shall be limited to receiving, without interest, from the Depository their proportionate part of the money so deposited on, in case of Shareholders, presentation and surrender of the documentation specified above. Any interest on such deposit shall belong to the Acquiror.

2.5	Expiration of Rights

Any amounts deposited with the Depository for the payment of the Purchase Price or the aggregate Option Consideration which remain unclaimed on the date which is six years from the Effective Date shall be forfeited to the Acquiror and paid over to or as directed by the Acquiror and the former holders of Shares and/or Options shall thereafter have no right to receive their respective entitlement to the Purchase Price or the aggregate Option Consideration, as applicable.

2.6	Dividends and Distributions

If the Company declares, sets aside or pays any dividend on, or makes any other actual, constructive or deemed distribution in respect of any of the Shares, or otherwise makes any payments to the holders of the Shares in their capacity as such, during the period commencing on the date of the Arrangement Agreement and ending on the Effective Date, the Acquiror may reduce the amount of the Cash Proceeds per Share by any amount it determines in its sole discretion, provided that such discount shall not exceed the amount of such dividend, distribution or payment received per Share. No dividend or other distribution declared or made after the Effective Time with respect to the Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Shares.

2.7	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Dissent Rights

(1)	Each Shareholder may exercise rights of dissent with respect to its Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Section 3.1 (the “Dissent Rights”); provided that a Notice of Dissent is received by the Company by no later than 5:00 p.m. (Toronto time) on the Business Day that is two Business Days prior to the date of the Special Meeting, or, if the Meeting is adjourned or postponed, 5:00 p.m. (Toronto time) on the Business Day that is two Business Days preceding the date of such adjourned or postponed Special Meeting.

(2)	Shareholders who duly and validly exercise their Dissent Rights shall be deemed to have transferred their Shares, without any further act or formality on their part, free and clear of all Liens, to the Acquiror as provided in Section 2.2(2), and such Shareholders who: (i) are ultimately determined to be entitled to be paid fair value for their Shares shall be entitled to a payment of cash equal to such fair value, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of such Shares had such Shareholders not exercised their Dissent Rights; or (ii) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Shares shall have participated and shall be deemed to have participated in the Arrangement, as at the Effective Time, on the same basis as a non-Dissenting Shareholder and shall receive cash consideration in respect of their Shares on the basis set forth in Article 2.

(3)	In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Optionholders and (ii) Shareholders who vote in favour of the Arrangement Resolution.

(4)	In no case shall the Company, the Acquiror, the Depository, the registrar and transfer agent in respect of the Shares or any other Person be required to recognize a Dissenting Shareholder as a holder of Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the registers of holders of Shares as at the Effective Time as provided in Article 2.

ARTICLE 4

CERTIFICATES

4.1	Certificates

From and after the Effective Time, until surrendered as contemplated by Section 2.4, each certificate formerly representing Shares that, under the Arrangement, were transferred or deemed to be transferred to the Acquiror in return for cash pursuant to Section 2.2, shall represent and be deemed, at all times after the Effective Time, to represent only the right to receive upon such surrender the applicable amount per Share specified in Section 2.2(2) or Section 2.2(5) of this Plan of Arrangement. From and after the Effective Time, each Option referred to in Section 2.2(3) and any evidence thereof shall be deemed, at all times after the Effective Time, to represent only the right to receive the applicable Option Consideration specified in Section 2.2(3) of this Plan of Arrangement.

4.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that was sold and transferred to the Acquiror pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depository will pay such Person the cash that such Person would have been entitled to had such share certificate not been lost, stolen or destroyed. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash is to be paid shall, at the sole discretion of the Acquiror, give a bond satisfactory to the Acquiror in such sum as the Acquiror may direct or otherwise indemnify the Depository and the Acquiror in a manner satisfactory to each of them against any claim that may be made against the Depository or the Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 5

GENERAL

5.1	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Shares and Options issued prior to the Effective Time, (ii) the rights and obligations of the registered holders of Shares and Options, and the Company, the Acquiror, the Depository and any trustee or transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Shares or Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.2	Amendment

(1)	Subject to the Sections 5.2(2), (4), (5) and (6), the Company and the Acquiror reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification and/or supplement must be contained in a written document which is (i) agreed to in writing by the Company and the Acquiror, (ii) filed with the Court and, if made following the Special Meeting, approved by the Court subject to such conditions as the Court may impose, and (iii) if so required by the Court, communicated to Shareholders and/or Optionholders if and in the manner as required by the Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Acquiror at any time prior to or at the Special Meeting (provided that the Company and the Acquiror shall have consented thereto in writing), with or without any prior notice or communication, and if so proposed and accepted by the Persons voting at the Special Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court following the Special Meeting shall be effective only if: (i) it is agreed to by each of the Company and the Acquiror; (ii) it is filed with the Court (other than amendments contemplated in Section 5.2(2) or (5), which shall not require such filing), and (iii) if required by the Court, it is consented to by holders of the Shares voting in the manner directed by the Court.

(4)	Any amendment, modification and/or supplement to this Plan of Arrangement may be made by the Acquiror unilaterally after the Effective Date without the approval of the Shareholders or the Company provided that it concerns a matter which, in the reasonable opinion of the Acquiror, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the former Shareholders and Optionholders contemplated by this Plan of Arrangement prior to giving effect to such amendment, modification and/or supplement.

(5)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, the Acquiror shall be entitled, at any time prior to or following the Special Meeting, to modify this Plan of Arrangement to increase the consideration the Acquiror is prepared to make available to Shareholders or Optionholders pursuant to the Arrangement, whether or not the Board of the Company has changed its recommendation, provided that the Acquiror shall use its commercially reasonable efforts to provide not less than one Business Day’s prior written notice of such proposal to the Company.

(6)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, no amendment, revision, update or supplement shall be made to the Plan of Arrangement that (i) would require the Company to obtain any regulatory approval or the approval of Shareholders in respect of such amendment, revision, update or supplement other than at the Special Meeting, (ii) would prejudice the Company’s securityholders or would result in the withdrawal or material modification of the Fairness Opinion, (iii) would impede or materially delay the consummation of the transactions contemplated by the Plan of Arrangement, or (iv) would require the Company to take any action in contravention of applicable Law, the Charter Documents or any material provision of any material agreement to which it is a party.

5.3	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

5.4	Withholding Rights

Notwithstanding anything in the Arrangement Agreement or this Plan of Arrangement to the contrary, the Company, the Depository, the Acquiror or one or more Subsidiaries of the Acquiror, as the case may be, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Plan of Arrangement to any holder of Shares or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, or any provision of local, state, provincial or foreign tax Law, in each case, as amended, or the administrative practice of the relevant Governmental Entity administering such Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of the Arrangement Agreement and this Plan of Arrangement as having been paid to the former holder of the Shares or Options, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority within the time required and in accordance with applicable Laws.

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